Exhibit (b)(1)

Execution Version

GOLUB CAPITAL LLC 666 Fifth Avenue New York, NY 10103	OWL ROCK CAPITAL ADVISORS LLC OWL ROCK CAPITAL CORPORATION OWL ROCK CAPITAL CORPORATION II OWL ROCK TECHNOLOGY FINANCE CORP. 399 Park Avenue, 38th Floor New York, NY 10022	THE PRIVATE CREDIT GROUP OF GOLDMAN SACHS ASSET MANAGEMENT, L.P. 200 West Street New York, NY 10282

MONROE CAPITAL MANAGEMENT ADVISORS, LLC 311 South Wacker Drive, Suite 6400 Chicago, IL 60606	NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C. 787 Seventh Avenue, 49th Floor New York, NY 10019	THOMA BRAVO CREDIT FUND I, L.P. THOMA BRAVO CREDIT FUND II, L.P. 600 Montgomery Street, 20th Floor San Francisco, CA 94111

February 19, 2020

PIV Merger Sub, Inc.

Instructure Holdings, LLC

c/o Thoma Bravo, LLC

600 Montgomery Street, 20th Floor

San Francisco, CA 94111

Attn: Erwin Mock

Project Ivory

Senior Secured Facilities

Amended and Restated Commitment Letter

Ladies and Gentlemen:

PIV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), a newly formed corporation and direct subsidiary of Instructure Holdings, LLC (f/k/a PIV Purchaser, LLC), a Delaware limited liability company (together with Merger Sub, “you”), a newly formed limited liability company and direct subsidiary of Instructure Intermediate Holdings III, LLC, a Delaware limited liability company (“Holdings”), which is directly or indirectly controlled by Thoma Bravo, LLC and its controlled affiliates (the “Sponsor”), has advised Golub Capital LLC (together with its affiliates, managed funds and accounts, “Golub”), Owl Rock Capital Advisors LLC (together with its affiliates, managed funds and accounts, “ORCA”), Owl Rock Capital Corporation (“ORCC”), Owl Rock Capital Corporation II (“ORCC II”), Owl Rock Technology Finance Corp. (“ORTFC”, and together with ORCA, ORCC, and ORCC II, “Owl Rock”), The Private Credit Group of Goldman Sachs Asset Management, L.P. (together with its managed funds or accounts, “Goldman”), Monroe Capital Management Advisors, LLC (together with its affiliates, managed funds and accounts, “Monroe”), New Mountain Finance Advisers BDC, L.L.C. (“New Mountain”), Thoma Bravo Credit Fund I, L.P. (together with its affiliates, managed funds and accounts, “TBCF I”) and Thoma Bravo Credit Fund II, L.P. (together with its affiliates, managed funds and accounts, “TBCF II”, together with TBCF I, “TBCF”, and TBCF, together with Golub, Owl Rock, Goldman, Monroe and New Mountain, the “Commitment Parties”, “we” or “us”) that you intend to acquire, directly or indirectly, all of the outstanding equity interests of Instructure, Inc., a Delaware corporation (the “Company”), through a series of Transactions as defined and described in the transaction description attached hereto as Exhibit A (the “Transaction Description”). Each capitalized term used but not defined herein shall have the meaning assigned in the Transaction Description, the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”) and the Summary of Conditions attached hereto as Exhibit C. This amended and restated commitment letter, together with the Transaction Description, the Term Sheet and the Summary of Conditions attached hereto as Exhibit C and any other exhibits or attachments hereto, collectively, constitute the “Commitment Letter”.

This amended and restated commitment letter hereby amends, restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated December 11, 2019 (the “Original Signing Date”), by and among Golub, ORCA, ORCC, ORCC II, ORTFC, Goldman, Monroe, New Mountain, TBCF I, TBCF II and you, and such Original Commitment Letter shall be of no further force or effect.

1. Commitments.

In connection with the Transactions, each of Golub, ORCC, Goldman, Monroe, New Mountain, TBCF I and TBCF II (in such capacity, the “Initial Lenders”) hereby commits, on a several and not joint and several basis, to provide the entire principal amount of the Senior Secured Facilities as set forth opposite its name on Schedule 1 hereto (as such schedule may be amended or supplemented in accordance with this Commitment Letter), on the terms set forth or referred to in this Commitment Letter, subject only to the Exclusive Funding Conditions (as defined below).

2. Titles and Roles.

By executing this Commitment Letter, it is agreed that (a) Golub and ORCA will act as joint lead arrangers and bookrunners for the Senior Secured Facilities (as defined in the Transaction Description) (in such capacity, each, a “Lead Arranger”, and together, the “Lead Arrangers”), and (b) Golub will act as sole administrative agent and sole collateral agent for the Senior Secured Facilities (in such capacity, the “Administrative Agent”). It is further agreed that Golub shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) for the Senior Secured Facilities and all other information or marketing materials in respect of the Senior Secured Facilities. The Commitment Parties, in such capacity, will perform the duties and exercise the authority customarily performed and exercised by them in such roles.

You agree that, other than as set forth above, no other titles will be awarded and no compensation (other than that compensation expressly contemplated by this Commitment Letter and the amended and restated fee letter dated as of the date hereof by and among us and you (the “Fee Letter”) and delivered herewith with respect to the Senior Secured Facilities, which amends and restates that certain fee letter (the “Original Fee Letter”) dated as of the Original Signing Date among Golub, ORCA, ORCC, ORCC II, ORTFC, Goldman, Monroe, New Mountain, TBCF I, TBCF II and you) will be paid in connection with the Facilities unless you and we shall so agree. For the avoidance of doubt, your obligations under this paragraph shall automatically terminate upon the date on which this Commitment Letter terminates pursuant to Section 9.

3. [Reserved].

4. Information.

You represent that (a) all material written information concerning you, the Company, Holdings, the Borrowers and your and their respective Subsidiaries and businesses, other than the Projections (as defined below), budgets, estimates and other forward-looking statements and information of general economic or industry nature (the “Information”), that has been or will be made available to us by or on behalf of you, the Sponsor and any of your or its respective representatives in connection with the Transactions, is or will be, when furnished, in light of the substance of the Information provided taken as a whole and as supplemented, complete and correct in all material respects and does not and will not, in light of the substance of the Information provided taken as a whole and as supplemented, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the substance of the Information provided taken as a whole and as supplemented, not materially misleading in light of the circumstances under which such statements are made, provided, that, the foregoing representation and covenant is made to your knowledge with respect to any information regarding the Company and its subsidiaries and/or any information provided to you, Sponsor and/or your or its respective representatives by or on behalf of the Company, its subsidiaries and its and their respective representatives, and (b) the financial projections with respect to the Company and its subsidiaries (the “Projections”; the Projections, together with the Information and the Term Sheet, the “Information Materials”) that have been or will be made available to us by or on behalf of you, the Sponsor, the Company or any of your or their respective representatives in connection with the Transactions have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made. You agree that if at any time prior to the Closing Date (as defined in the Term Sheet), you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information or the Projections, as the case may be, taken as a whole, were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information or the Projections, as the case may be, so that such representations will be correct (to your knowledge with respect to Information provided to you by the Company, its subsidiaries or its respective representatives) in all material respects under those circumstances, taken as a whole (and for the avoidance of doubt, any such supplementation (such supplementation being in form and substance reasonably satisfactory to us) shall cure any breach of such representation and warranty). We will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof, and we do not assume responsibility for the accuracy or completion of the Information or Projections. Notwithstanding anything contained herein to the contrary, it is hereby acknowledged and agreed by us that (i) any financial or business projections and forward-looking statements (including, without limitation, the Projections) furnished to us by you, the Sponsor or your or its respective affiliates, subsidiaries or representatives, the Company or any of its direct or indirect subsidiaries (or any of them) are subject to significant uncertainties and contingencies, which may be beyond the control of any of them, (ii) no assurance is given by any of you, the Sponsor, your and its respective affiliates, your and its respective subsidiaries, the Company or its direct or indirect subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material. The accuracy of the foregoing representations, whether or not supplemented, shall not be a condition to the obligations of the Commitment Parties hereunder unless the inaccuracy results in an express condition hereunder otherwise not having been satisfied.

5. Compensation.

As consideration for our commitments hereunder, our agreements to perform the services described herein, and the initial funding of the Term Loans on the Closing Date, you agree to pay (or to cause the Company to pay) the fees set forth in the Fee Letter providing, among other things, for certain fees relating to the Senior Secured Facilities at the time and in the manner provided therein.

6. Conditions.

Notwithstanding anything in this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Definitive Documentation or any other letter agreement or other undertaking concerning the Senior Secured Facilities to the contrary, (i) the only representations and warranties relating to the Company and its subsidiaries and businesses of the Company and its subsidiaries the accuracy of which shall be a condition to availability of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations made by the Company or with respect to the business of the Company in the Acquisition Agreement (giving effect to materiality qualifiers contained in the Acquisition Agreement) that are material to the interests of the Lenders but only to the extent that you or your affiliates have the right (taking into account any applicable cure provisions) to terminate (or cause the termination of) your obligations under the Acquisition Agreement or not to consummate the transactions contemplated by the Acquisition Agreement (including, without limitation, to decline to consummate the Offer (as defined in the Transaction Description)) as a result of a breach of such representations in the Acquisition Agreement (in each case in accordance with the terms thereof) (the “Acquisition Agreement Representations”) and (B) the Specified Representations (as defined below) and (ii) the terms of the Definitive Documentation shall be in such form that they do not impair the availability of the Senior Secured Facilities on the Closing Date if the Exclusive Funding Conditions are satisfied (or waived), it being understood that (x) other than with respect to any UCC Filing Collateral, Stock Certificates and IP Filings (each as defined below), to the extent any security interest in any Collateral, insurance endorsement or insurance certificate or lien search (other than UCC lien searches in the jurisdiction of organization of the Borrowers or any Guarantor) is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest in such Collateral or delivery of such Collateral, endorsement, certificate or lien search shall not constitute a condition precedent to the funding of the Senior Secured Facilities on the Closing Date, but a security interest in such Collateral will be required to be delivered and/or perfected within sixty (60) days (or such longer period as the Administrative Agent may agree in its reasonable discretion) following the Closing Date pursuant to arrangements to be mutually reasonably agreed, (y) with respect to perfection of security interests in UCC Filing Collateral and IP Filings, the sole obligations of the Obligors shall be to deliver, or cause to be delivered, necessary UCC financing statements and intellectual property security agreements to the Collateral Agent (as defined in the Term Sheet) or irrevocably authorize and cause the Obligors to irrevocably authorize the Collateral Agent to file necessary UCC financing statements and IP security agreements and (z) with respect to the perfection of security interests in Stock Certificates, the sole obligation of the Obligors shall be to deliver, or cause to be delivered, to the Collateral Agent Stock Certificates together with undated stock powers executed in blank (provided that such Stock Certificates and stock powers, other than the Stock Certificates of the Company (and accompanying stock power), will only be required to be delivered on the Closing Date to the extent received from the Company after your use of commercially reasonable efforts to obtain such Stock Certificates on or prior to the Closing Date, and if any such Stock Certificates are not delivered on the Closing Date, then such Stock Certificates and accompanying stock powers will be delivered within ten (10) business days following the Closing Date.

For purposes hereof, (1) “Specified Representations” mean the representations and warranties set forth in the term sheet relating to due organization, existence, corporate power and authority of the Obligors (as defined in the Term Sheet) (solely as they relate to the due authorization, execution, delivery and performance of the Definitive Documentation); the due authorization, execution and delivery, and legality, validity and enforceability against the Obligors, in each case relating solely to the entering into and performance of the Definitive Documentation; the creation, perfection and priority of liens (subject to customary permitted liens and the limitations on perfection set forth above); Federal Reserve margin regulations; the Investment Company Act, the Patriot Act; use of proceeds not violating the FCPA, OFAC and other applicable anti-terrorism, applicable anti-money laundering and applicable anti-corruption laws; status of the Senior Secured Facilities as senior debt; use of proceeds; governmental and third party approvals relating to the Definitive Documentation; and no violation of, or conflict with, applicable law, or charter documents as it relates to the Definitive Documentation; solvency (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate attached hereto as Annex I to Exhibit C) as of the Closing Date (after giving effect to the Transactions) of each Borrower and its subsidiaries on a consolidated basis, (2) “UCC Filing Collateral” means Collateral consisting solely of assets for which a security interest can be perfected by filing a Uniform Commercial Code financing statement, (3) “IP Filings” means Collateral consisting solely of intellectual property assets for which a security interest can be perfected by filing an intellectual property security agreement with the U.S. Patent and Trademark Office or U.S. Copyright Office (other than “intent to use” trademark applications) and (4) “Stock Certificates” means Collateral consisting of the stock certificates or other certificates representing capital stock or other equity interests (to the extent certificated and constituting securities), as the case may be, of each Obligor (other than Holdings) for which a security interest can be perfected by delivering such stock certificates or other certificates.

Notwithstanding anything in this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter, the Definitive Documentation or any other letter agreement, definitive documentation or other undertaking concerning the financing of the transactions contemplated hereby to the contrary, (A) the agreements of the Lead Arrangers to perform the services described herein and each Commitment Party’s commitment to initially fund or make available, as applicable, the Senior Secured Facilities on the Closing Date are subject only to the conditions expressly set forth in this Section 6 and in the Summary of Conditions attached hereto as Exhibit C (collectively, the “Exclusive Funding Conditions”), (B) the only conditions (express or implied) to the initial funding or availability, as applicable, of all of the Senior Secured Facilities on the Closing Date are the Exclusive Funding Conditions and (C) to the extent the Acquisition Agreement Representations (as defined below) with respect to the Company and its subsidiaries are qualified or subject to “material adverse effect”, the definition thereof shall be “Material Adverse Effect” as defined in the Acquisition Agreement as in effect on the date hereof or as modified in accordance with paragraph (b) of Exhibit C (“Company Material Adverse Effect”) for purposes of any representations and warranties made or to be made on or as of the Closing Date. This Section 6, and the provisions herein, shall be referred to as the “Certain Funds Provisions”. Without limiting Exclusive Funding Conditions or the Certain Funds Provisions, the Commitment Parties and Initial Lenders will cooperate with you as reasonably requested by you or the Company in coordinating the timing and procedures for funding or availability, as applicable, of all of the Senior Secured Facilities in a manner consistent with the Acquisition Agreement.

7. Indemnity and Expenses.

If the Closing Date occurs, you (the “Indemnitor”) agree to pay the Indemnified Parties’ (as defined below) reasonable and documented out-of-pocket fees, costs and expenses (including, without limitation, all reasonable and documented out-of-pocket costs and expenses arising in connection with any due diligence investigation performed by or on behalf of us, and the fees and expenses of third-party advisors and consultants; provided, that, in the case of legal fees and expenses, the Indemnitor’s obligations shall be limited to one primary outside counsel (as selected by the Administrative Agent) for all Indemnified Parties taken as a whole, one local counsel for all Indemnified Parties taken as a whole in each material relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole)) arising in connection with the negotiation, preparation, execution, delivery, closing or administration of this Commitment Letter, the Term Sheet, the Fee Letter and the Definitive Documentation, subject to terms and conditions of this Section 7. Notwithstanding any of the forgoing or anything herein to the contrary, the Indemnitor shall have no obligation or liability for such fees, costs and expenses to any Indemnified Party if such Indemnified Party or its affiliates materially breached any of its initial funding obligations under the Commitment Letter and which breach is not made by such Indemnified Party in response to a material breach of your obligations under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment.

In addition, the Indemnitor agrees to indemnify and hold harmless all Indemnified Parties from and against all Liabilities (as defined below). “Indemnified Party” shall mean the Commitment Parties, the other holders of the Senior Secured Facilities, each affiliate of any of the foregoing and the respective directors, officers, advisors, agents and employees of each of the foregoing, and each other person controlling any of the foregoing within the meaning of either Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1934, as amended. “Liabilities” shall mean any and all actual losses (other than lost profit), claims, damages, liabilities or other costs or expenses (or actions or other proceedings commenced or threatened in respect thereof) to which an Indemnified Party may become subject which arise out of or relate to or result from any transaction, action or proceeding connected with the Transactions or the other matters described or referred to in this Commitment Letter; provided, that (i) with respect to legal fees and expenses, the Indemnitor’s obligations shall be limited to the reasonable and documented out-of-pocket fees and expenses of one primary outside counsel (as selected by the Administrative Agent) to all Indemnified Parties taken as a whole, one local counsel for all Indemnified Parties taken as a whole in each material relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole, (ii) Liabilities shall not include any losses, claims, damages, liabilities or other costs or expenses to the extent they result from (x) the bad faith, fraud, gross negligence or willful misconduct of an Indemnified Party as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) the material breach of an Indemnified Party of its obligations under this Commitment Letter which is not made by such Indemnified Party in response to a material breach of your obligations under this Commitment Letter as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) disputes arising solely among Indemnified Parties for actions by one or more Indemnified Party which is outside of the scope of any such Indemnified Party’s capacity as an Agent and that do not involve any act or omission by you or your affiliates and (iii) with respect to fees, costs and expenses incurred in connection with the negotiation, preparation, execution, delivery, closing or administration of this Commitment Letter, the Term Sheet, the Fee Letter, the Definitive Documentation and the Acquisition Agreement, the Indemnitor’s obligations shall be limited as set forth in the immediately preceding paragraph if the Closing Date does not occur. In addition to the foregoing but subject to the limitations set forth in the immediately preceding sentence, the Indemnitor agrees to reimburse each Indemnified Party as the same are incurred for all reasonable and documented legal fees and out-of-pocket expenses incurred in connection with investigating, defending or participating in any action or other proceeding relating to any Liabilities (whether or not such Indemnified Party is a party to any such action or proceeding); provided that Indemnitor’s obligations to reimburse Indemnified Parties for such legal fees and expenses shall, for the avoidance of doubt, be limited to the reasonable and documented fees and out-of-pocket costs and expenses of one primary outside counsel (as selected by the Administrative Agent) for all Indemnified Parties taken as a whole, one local counsel for all Indemnified Parties taken as a whole in each material relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole. Notwithstanding any other provision of this Commitment Letter, but without limiting your indemnification and reimbursement obligations herein, neither the Indemnitor nor any Obligor (or any of their respective directors, officers, advisors, agents, equityholders or employees) or any Indemnified Party shall be liable for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with the Transactions.

Notwithstanding anything to the contrary contained herein, upon the execution of the Definitive Documentation, as applicable, (i) the relevant provisions of such Definitive Documentation shall supersede the provisions of the preceding paragraphs in this Section 7 to the extent covered by such provisions of such Definitive Documentation and (ii) you shall be released from this Section 7 of the Commitment Letter (solely to the extent so superseded) and, solely to the extent so released, shall have no further liability or obligation pursuant to this Commitment Letter to reimburse an Indemnified Person for losses, claims, damages, liabilities, expenses, fees or any such indemnified obligations or any other expense reimbursement.

8. Confidentiality.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Original Commitment Letter, the Fee Letter, the Original Fee Letter nor any of their terms or substance, nor the activities of the Commitment Parties pursuant hereto, shall be disclosed, directly or indirectly, to any other person without our prior written consent, except that such existence and contents may be disclosed (a) to Sponsor and your and Sponsor’s respective officers, directors, employees, members, partners, stockholders, co-investors, agents, attorneys, accountants and professional advisors on a confidential and “need-to-know” basis, (b) the Company and the Company’s officers, directors, employees, affiliates, members, partners, stockholders, attorneys, accountants, agents and advisors (provided that any disclosure of the Fee Letter or its terms or substance under this clause (b) shall be redacted in respect of the amounts, percentages and basis points of compensation set forth therein, in a manner reasonably satisfactory to us and you, unless we each otherwise consent, which consent shall not be unreasonably withheld, conditioned or delayed), (c) as required by applicable law or compulsory legal process or administrative proceeding, or pursuant to the order of any court or administrative agency (in which case you agree, to the extent permitted by applicable law or compulsory legal process, to use commercially reasonable efforts to inform us promptly thereof), (d) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter, (e) in the case of the Commitment Letter (but not the Fee Letter) to potential Lenders as mutually reasonably agreed by you and the Commitment Parties, and (f) in the case of the Commitment Letter and the contents hereof (but not the Fee Letter and the contents thereof), as an exhibit to the Schedule TO (as defined in the Acquisition Agreement) and any related filings that you determine are reasonably advisable to comply with your obligations under securities and other applicable laws and regulations. The Commitment Parties reserve the right to review and approve (acting in its reasonable discretion), in advance, all materials, press releases, advertisements, and disclosures that you or your affiliates prepare that contain the name of the Commitment Parties or any of their affiliates or describe our financing commitment hereunder.

We will each treat and agree to maintain, as confidential all information provided to us by or on behalf of you, the Sponsor, the Company and/or its subsidiaries hereunder and use such information only for the purposes of providing the services and commitments set forth herein; provided that nothing herein shall prevent any of us from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case we each agree, to the extent permitted by applicable law or such compulsory legal process, to use commercially reasonable efforts to inform you promptly thereof prior to such disclosure, other than in respect of ordinary course filings with the Securities and Exchange Commission or other regulatory authorities), (b) upon the request or demand of any regulatory authority having jurisdiction over us or any of our affiliates, (c) to the extent that such information becomes publicly available other than by reason of disclosure by us or our affiliates (including to any affiliates with mezzanine or private equity activities), or their respective officers, directors, employees, legal counsel, independent auditors, professionals, other experts or agents in violation of this paragraph or any other agreement to which both you and we are party, (d) to our affiliates and to our and their respective employees, legal counsel, independent auditors and other experts or agents on a “need-to-know” basis solely in connection with the Senior Secured Facilities and the Transaction who are informed of the confidential nature of such information and have agreed to receive such information subject to the terms of this paragraph or are otherwise bound by similar confidentiality obligations, (e) to one or more financial institutions or other entities that may become parties to the Definitive Documentation, other than Excluded Lenders (as defined in the Term Sheet) (together with the Commitment Parties providing the Senior Secured Facilities hereunder and in accordance herewith, the “Lenders”) and to investors, financing sources and potential financing sources who, in each case in this clause (e), agree to be bound by the terms of this paragraph or substantially similar confidentiality provisions (or confidentiality provisions customarily used in connection with the syndication of credit facilities), (f) to funding and financing sources of the Commitment

Parties or any Lender, and (g) in connection with the exercise of any remedy or enforcement of any right under this Commitment Letter and the Fee Letter. The Commitment Parties’ obligations under this paragraph shall remain in effect until the earlier of (x) two years from the date hereof and (y) the date the Definitive Documentation is effective (in which case the confidentiality obligations hereunder will be superseded by the confidentiality provisions in the Definitive Documentation).

9. Termination.

In the event that the initial borrowing under the Senior Secured Facilities does not occur on or before the Expiration Date (as defined below), then this Commitment Letter and the commitments hereunder shall automatically terminate unless we shall, in our sole discretion, agree to an extension. “Expiration Date” means the earliest of (a) the Closing Date, (b) 5:00 p.m. Eastern time, on April 9, 2020; (c) the closing of the Acquisition without the use of the Senior Secured Facilities (but excluding, solely with respect to this clause (c), an event where any Commitment Party fails to fund the Senior Secured Facilities pursuant to the terms of the Commitment Letter and Term Sheet notwithstanding satisfaction of the Exclusive Funding Conditions), (d) the date on which the Acquisition Agreement terminates in accordance with its terms and you do not object to such termination or (e) upon written notice by you to the Commitment Parties at any time, subject to the terms of the Fee Letter; provided, that the termination of any commitments pursuant to this sentence shall not prejudice your rights and remedies in respect of any breach of this Commitment Letter. The Fee Letter and the provisions under the headings Indemnity and Expenses, Information, Confidentiality, Miscellaneous and Governing Law, Etc. contained herein shall remain in full force and effect notwithstanding the termination of this Commitment Letter or our commitments and agreements hereunder; provided, that, except for your confidentiality, indemnity and expense reimbursement obligations set forth herein you shall be released automatically of your obligations hereunder upon the execution and delivery of all Definitive Documentation for the Senior Secured Facilities.

10. Governing Law, Etc.

This Commitment Letter shall not be assignable by you or us (except (i) (x) by you on the Closing Date to the Company or (y) solely to the extent necessary to consummate the Acquisition (including the Offer and/or the Merger), any newly formed domestic entity formed under the laws of any jurisdiction within the United States of America, so long as after giving effect to the Transactions such entity shall (directly or through a wholly-owned subsidiary that is a Loan Party) own 100% of the Company or be the successor to the Company and a Loan Party, in each case, pursuant to assignment and assumption documentation in form and substance reasonably satisfactory to us, whereby such entity is assigned, and agrees to assume, all of your obligations hereunder and under the Fee Letter or (ii) for any such assignment to one or more of our respective affiliates (including any affiliates with mezzanine or private equity activities) (other than Excluded Lenders)); provided, that notwithstanding such assignment, with respect to amounts to be funded on the Closing Date, the commitments of the Initial Lenders to fund the Senior Secured Facilities on the terms and conditions set forth in this Commitment Letter and the Fee Letter will be reduced solely to the extent such other Lenders fund their commitments on the Closing Date. Any and all obligations of, and services to be provided by, us hereunder (including, without limitation, our commitments) may be performed and any and all of our rights hereunder may be exercised by or through any of our respective affiliates or branches. You acknowledge that we may, subject to the provisions of Section 8, share with any of our respective affiliates, and such affiliates may share with us, any information related to the Obligors or any of their respective subsidiaries or affiliates (including without limitation information relating to creditworthiness) and the transactions contemplated hereby. We agree to treat, and cause any such affiliate to treat, all information provided to us by you as confidential in accordance with applicable law and the terms of this Commitment Letter. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Headings are for convenience of reference only and shall not affect the construction of, or be taken into consideration when interpreting, this Commitment Letter. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter supersede all prior understandings, whether written or oral, between us with respect to the Senior Secured Facilities (including the Original Commitment Letter and the Original Fee Letter). This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding the provisions of this Commitment Letter, the Fee Letter or the Definitive Documentation, it is understood and agreed that (a) the interpretation of the definition of “Company Material Adverse Effect” and whether or not such “Company Material Adverse Effect” has occurred, (b) the determination of the accuracy of the Acquisition Agreement Representations and whether as a result of the inaccuracy thereof you or your applicable affiliate has the right to terminate your (or their) obligations under, or otherwise not consummate, the Acquisition pursuant to the Acquisition Agreement (or to decline to consummate the Offer) and (c) the determination of whether the Acquisition (including the Offer and/or the Merger) has been consummated in accordance with the terms of the Acquisition Agreement, and claims or disputes arising out of such determination or any aspect of such determination shall be governed by, and construed and enforced in accordance with the laws of the State of Delaware (whether statutory or common law) without regard to its conflicts of laws rules.

Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein notwithstanding that the funding of the Senior Secured Facilities is subject only to the Exclusive Funding Conditions and (ii) the Fee Letter is a binding and enforceable agreement with respect to the subject matter contained therein.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby in any New York State court or in any such Federal court, (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto agrees that service of proceeds, summons, notice or document by registered mail addressed to you or us at the addresses set forth on this letter shall be effective service of process for any suit, action or proceeding brought in any such court.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER, THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise. Neither the Commitment Parties nor any of their affiliates will use confidential information obtained by virtue of the transactions contemplated by this Commitment Letter or our other relationships with you in connection with the performance by us of services for other companies, and we will not furnish any such information to other companies. You also acknowledge that neither the Commitment Parties nor any of their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by us from other companies. The Commitment Parties are full service financial firms and are affiliated with full service financial firms and as such from time to time may effect transactions for their own account or the account of customers, and hold long or short positions in debt or equity securities or loans of companies that may be the subject of the transactions contemplated by this Commitment Letter. You hereby waive and release, to the fullest extent permitted by law, any claims you have or may have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the Commitment Parties’ failure, or the failure of any affiliate of either, to bring such transactions, activities, investments or holdings to your attention.

11. Public Announcements.

You agree that the Commitment Parties may, at their sole expense, publicly announce the capacities in which they or any of their affiliates have acted hereunder, with the prior consent of the other parties hereto, which will not be unreasonably withheld. We agree that you may, at your expense, publicly announce the capacities in which we or our affiliates have acted hereunder, with the prior consent of the Commitment Parties, which will not be unreasonably withheld.

12. Patriot Act; Beneficial Ownership Certification.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), we and any other Lender may be required to obtain, verify and record information that identifies the Sponsor or the Obligors which information includes the name, address, tax identification number, a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230 (such certification, the “Beneficial Ownership Certification”) and other information regarding such person that will allow us or such Lender to identify such person in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Commitment Parties and any other Lender.

13. Miscellaneous.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m. Pacific Standard Time, on February 19, 2020. This Commitment Letter shall become effective when both you and the Commitment Parties have executed and delivered counterparts of this Commitment Letter and the Fee Letter. This Commitment Letter and the agreements contained herein will expire at the aforementioned time in the event that we have not received such executed counterparts from you by such time.

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Thank you again for contacting us about this transaction and as always, we look forward to partnering with you on this exciting opportunity.

Sincerely,

GOLUB CAPITAL LLC, on behalf of its affiliates and/or its managed funds

By:	/s/ Andrew H. Steuerman
Name: Andrew H. Steuerman
Title: Senior Managing Director

[Signature Page to Amended and Restated Commitment Letter]

OWL ROCK CAPITAL CORPORATION

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

OWL ROCK CAPITAL CORPORATION II

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

OWL ROCK TECHNOLOGY FINANCE CORP.

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

OWL ROCK CAPITAL ADVISORS LLC

By:	/s/ Alexis Maged
Name: Alexis Maged
Title: Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

THE PRIVATE CREDIT GROUP OF GOLDMAN SACHS ASSET MANAGEMENT, L.P., on behalf of one or more managed funds or accounts

By:	/s/ David Yu
Name: David Yu
Title: managing Director

[Signature Page to Amended and Restated Commitment Letter]

MONROE CAPITAL MANAGEMENT ADVISORS, LLC

By:	/s/ Gerry Burrows
Name: Gerry Burrows
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NEW MOUNTAIN FINANCE ADVISERS BDC, L.L.C.

By:	/s/ James W. Stone
Name: James W. Stone
Title: Authorized Person

[Signature Page to Amended and Restated Commitment Letter]

THOMA BRAVO CREDIT FUND I, L.P.

By:	Thoma Bravo Credit Partners I, L.P.
Its: General Partner

By:	Thoma Bravo, LLC
Its: General Partner

By:	/s/ S. Scott Crabill
Name: S. Scott Crabill
Title: Managing Partner

[Signature Page to Amended and Restated Commitment Letter]

THOMA BRAVO CREDIT FUND II, L.P.

By:	Thoma Bravo Credit Partners II, L.P.
Its: General Partner

By:	Thoma Bravo, LLC
Its: General Partner

By:	/s/ S. Scott Crabill
Name: S. Scott Crabill
Title: Managing Partner

[Signature Page to Amended and Restated Commitment Letter]

Accepted and agreed to as of the date first above written:

PIV MERGER SUB, INC.

By	/s/ Holden Spaht
Name: Holden Spaht
Title: President and Assistant Secretary

INSTRUCTURE HOLDINGS, LLC

By	/s/ Holden Spaht
Name: Holden Spaht
Title: President and Assistant Secretary

[Signature Page to Amended and Restated Commitment Letter]

Schedule 1

Commitment Parties	Term Loan Facility Commitment	Term Loan Facility Percentage	Revolving Credit Facility Commitment	Revolving Credit Facility Percentage
Golub	$191,363,000.00	24.7%	$14,810,000.00	29.6%
Owl Rock	$191,363,000.00	24.7%	$14,810,000.00	29.6%
Goldman	$119,598,000.00	15.4%	$9,260,000.00	18.5%
Monroe	$71,754,667.00	9.3%	$5,560,000.00	11.1%
New Mountain	$71,754,667.00	9.3%	$5,560,000.00	11.1%
TBCF I	$77,500,000.00	10.0%	$0.00	0.00%
TBCF II	$51,666,667.00	6.7%	$0.00	0.00%

Total:	$775,000,000.00	100.0%	$50,000,000.00	100.0%

EXHIBIT A

Project Ivory

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the respective meanings set forth in the Commitment Letter to which this Exhibit A is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.

The Sponsor, together with the Investors, intend to consummate the Acquisition (as described below).

In connection with the foregoing, it is intended that:

a)

Instructure Holdings, LLC, a Delaware limited liability company (“Instructure Holdings”), through one or more of its wholly owned subsidiaries, intends to acquire (the “Acquisition”) all of the equity interests in Instructure, Inc., a Delaware corporation (the “Target” or “Company”) pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of February 17, 2020, by and among the Company, Instructure Holdings, and PIV Merger Sub, Inc., a newly-formed Delaware corporation and wholly owned subsidiary of Instructure Holdings (“Merger Sub”) (together with any exhibits and schedules thereto, the “Acquisition Agreement”). Pursuant to the Acquisition Agreement, (1) Merger Sub will commence a tender offer (the “Offer”) for all of the outstanding common stock of the Company and (2) on the Closing Date, promptly following the closing of the Offer, Merger Sub will merge with and into the Company pursuant to Section 251(h) of the Delaware general corporation law (the “Merger”), which after giving effect to the Transactions (as defined below) will result in (i) the cessation of the separate corporate existence of Merger Sub and the Company continuing as the surviving corporation of the Merger; (ii) Instructure Intermediate Holdings III, LLC, a Delaware limited liability company (“Holdings”) directly owning the equity of Instructure Holdings, and Instructure Holdings directly, or indirectly in the case of the subsidiaries, owning all of the outstanding equity of the Company and its subsidiaries and (iii) the Sponsor owning, directly or indirectly, a majority of the outstanding voting equity of the Company.

b)

On or prior to the Closing Date (as defined below), the Sponsor, along with any additional co-investors arranged by or designated by the Sponsor (if any) (the “Co-Investors”), will, directly or indirectly, contribute an aggregate amount of cash to the capital of Holdings (which investment in Holdings shall be in the form of common equity or, if other than common equity, will be on terms reasonably acceptable to the Commitment Party made by the Sponsor in any direct or indirect parent of Holdings) (the “Sponsor Equity Investment”), the proceeds of which will be contributed to Merger Sub as common equity, no later than the Closing Date (as defined below) in an aggregate amount that is not less than 60.0% of the sum (the “Capitalization Amount”) of (i) the aggregate gross proceeds of the loans to be borrowed under the Term Loan Facility and the Revolving Credit Facility on the Closing Date (excluding, in each case, amounts drawn under the Revolving Credit Facility on the Closing Date to backstop or cash collateralize existing letters of credit), plus (ii) the amount of such Sponsor Equity Investment; provided that immediately after giving effect to the Transactions on the Closing Date, the Sponsor shall directly or indirectly own a majority of the voting equity interests in the Company.

c)

The Borrowers will on the Closing Date obtain (i) a senior secured revolving credit facility in an aggregate principal amount equal to $50,000,000, and (ii) a senior secured term loan facility in an aggregate principal amount of $775,000,000, in each case on the terms set forth in the Term Sheet and subject solely to the Exclusive Funding Conditions.

d)

On or prior to the Closing Date, all liens, security interests, pledges, mortgages and other encumbrances securing the outstanding indebtedness and guarantees in connection therewith under that certain Second Amended and Restated Loan And Security Agreement, dated as of June 22, 2017, by and among the Company, Silicon Valley Bank and the other parties thereto, as the same may from time to time be amended, modified, supplemented or restated, including, without limitation, by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of March 30, 2018, that certain Second Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 28, 2018 and that certain Third Amendment to Second Amended and Restated Loan and Security Agreement dated as of June 19, 2019 (the “Existing Credit Agreement”), shall be released and the principal, accrued and unpaid interest, fees and other amounts, other than contingent obligations that by their terms survive the termination of the Existing Credit Agreement, outstanding on the Closing Date will be repaid in full and all commitments to extend credit under the Existing Credit Agreement will be terminated.

The transactions described above, together with the transactions related thereto (including the payment of all fees, premiums (if any) and expenses incurred in connection with the foregoing and transactions (including the Transactions) related thereto), are collectively referred to herein as the “Transactions”. For purposes of the Commitment Letter and the Fee Letter, “Closing Date” shall mean the date that the loans under the Term Loan Facility are funded and the Acquisition (including the Merger and the Offer) is consummated.

EXHIBIT B

Project Ivory

$775 million Term Loan Facility

$50 million Revolving Facility

Summary of Principal Terms and Conditions

Capitalized terms used but not defined in this Exhibit B shall have the respective meanings set forth in the Commitment Letter to which this Exhibit B is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit B shall be determined by reference to the context in which it is used.

Borrowers:	Initially, Instructure Holdings and Merger Sub, as coborrowers, and, upon and after the consummation of the Acquisition, Instructure Holdings and the Company, as the survivor of the Merger contemplated by the Acquisition Agreement, as coborrowers (individually referred to herein as “Borrower” and, collectively, as the “Borrowers”).

Guarantors:

The Senior Secured Facilities will be guaranteed by (a) Holdings and (b) all existing and subsequently acquired or organized, direct or indirect, wholly-owned domestic subsidiaries of the Borrowers, other than any Excluded Subsidiary (collectively, together with Holdings, the “Guarantors”). The Borrowers and the Guarantors are sometimes referred to as “Obligors”. “Excluded Subsidiary” means any subsidiary of any Borrower that is (i) a foreign subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended (a “CFC”) or any direct or indirect subsidiary of a CFC, (ii) any subsidiary that has no material assets other than capital stock and indebtedness, if any, of one or more direct or indirect foreign subsidiaries that are CFCs (a “CFC Holdco”), or any direct or indirect subsidiary of a CFC Holdco, (iii) a domestic captive insurance company, (iv) a not-for-profit subsidiary, (v) an Immaterial Subsidiary, (vi) special purpose entities or receivables subsidiaries and (vii) other subsidiaries to be mutually and reasonably agreed or otherwise subject to Documentation Principles.

In addition, certain subsidiaries may be excluded from the guarantee requirements under the Definitive Documentation (as defined below) in circumstances where (i) such guarantee is prohibited or restricted by applicable law (including financial assistance, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations whether on the Closing Date or thereafter), (ii) such guarantee is prohibited or restricted by contracts existing on the Closing Date (or if the subsidiary (or any subsidiary thereof) is acquired after the Closing Date, on the date of such acquisition) (so long as such prohibition is not created in contemplation of such acquisition) or requires governmental, regulatory or third party consent, approval, license or authorization, (iii) such guarantee would reasonably be expected to result in adverse tax consequences to Holdings or any of its subsidiaries and affiliates as reasonably determined in good faith by the Borrowers or (iv) the Borrowers and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Administrative Agent:	Golub will act as sole and exclusive administrative agent under the Senior Secured Facilities (in such capacity, the “Administrative Agent”).

Collateral Agent:	Golub will act as sole and exclusive collateral agent under the Senior Secured Facilities (in such capacity, the “Collateral Agent”; the Administrative Agent and the Collateral Agent each an “Agent” and are collectively referred to as the “Agents”).

Lead Arrangers and Bookrunners:	Golub and ORCA will act as joint lead arrangers and bookrunners under the Senior Secured Facilities (in such capacity, the “Lead Arrangers”).

Lenders:

As of the Closing Date, the Initial Lenders and, to the extent the Initial Lenders decide to syndicate to, or otherwise make any assignments of, any portion of the Senior Secured Facilities after the Closing Date, pursuant to the terms set forth under the paragraph entitled “Assignments and Participations”, a syndicate of financial institutions and other entities to whom the Initial Lenders or any other Lender may syndicate to, or otherwise make any assignments of, any portion of the Senior Secured Facilities (the “Lenders”); provided that, in no event shall the Initial Lenders or any other Lender assign any portion of the Senior Secured Facilities to an Excluded Lender (as defined below).

“Excluded Lenders” shall mean (i) certain banks, financial institutions and other persons identified by Sponsor or the Borrowers to the Lead Arrangers in writing prior to the date hereof, (ii) any Competitor (as defined below) or Competitor Controller (as defined below), or (iii) any affiliate under common control with the foregoing (other than a Competitor Controller (as defined below)) that is not an Investing Company and that can be reasonably identified or, in the case of foregoing clause (i) is identified to the Administrative Agent pursuant thereto (provided, that such list may be updated by the Borrowers from time to time to include any other person as reasonably acceptable to Administrative Agent). As used herein, (a) the term “Competitor” means any person that (x) is not a commercial bank, finance company, insurance company, financial institution or other similar entity, in each case that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of business (each such person, an “Investing Company”) and (y) is an operating company directly engaged in substantially similar business operations as the Borrowers (which, for the avoidance of doubt, shall in any event include the Company) or its subsidiaries (or is a direct or indirect holding company thereof) and (b) the term “Competitor Controller” means any (x) direct or indirect parent company of a Competitor, other than an Investing Company and (y) Person that is a controlled affiliate of such Competitor, other than an Investing Company.

Senior Secured Facilities:

An aggregate principal amount of $825,000,000 consisting of:

Revolving Credit Facility: A revolving credit facility (the “Revolving Credit Facility”) in an aggregate principal amount of $50,000,000 (the “Revolving Credit Commitment”), including a sub-limit for letters of credit (the “Letters of Credit”) up to an amount to be agreed and a sub-limit for same-day loans up to an amount to be agreed on customary terms to be mutually and reasonably agreed.

Term Loan Facility: A term loan facility in an aggregate principal amount of $775,000,000 (the “Term Loan Facility”).

The Revolving Credit Facility and the Term Loan Facility are collectively referred to herein as the “Senior Secured Facilities”.

Use of Proceeds:

Revolving Credit Facility: The Revolving Credit Facility may be used for working capital, to finance capital expenditures and for general corporate purposes of the Borrowers and its subsidiaries, including, without limitation, Permitted Acquisitions (as defined below) and other acquisitions constituting permitted investments, and to pay fees, costs and expenses in connection with the Closing Date.

Term Loan Facility: The Term Loan Facility will be used to (a) finance the Acquisition (including purchases in the Offer and payments in connection with the Merger), (b) refinance certain existing debt of the Company, (c) pay fees and expenses incurred in connection with the Transactions and (d) for general corporate purposes of Holdings and its subsidiaries (including, without limitation, capital expenditures, Permitted Acquisitions, restricted payments and other permitted investments).

Closing Date:	The first date on which (a) the Definitive Documentation is executed by the Obligors and the Initial Lenders, (b) the initial loans under the Senior Secured Facilities have been made, and (c) the Exclusive Funding Conditions are satisfied or waived by the Lead Arrangers (the “Closing Date”).

Availability:	Revolving Credit Facility: At no time shall the sum of the aggregate principal amount of outstanding loans and (if applicable) letters of credit under the Revolving Credit Facility exceed the Revolving Credit Commitment. The Revolving Credit Facility will be available at any time (including on the Closing Date) prior to the final maturity of the Revolving Credit Facility, in minimum principal amounts to be mutually reasonably agreed upon. Amounts repaid under the Revolving Credit Facility may be re-borrowed; provided, that only the following Revolving Loans will be made available on the Closing Date in an aggregate amount not to exceed $10,000,000: (1) to be used for working capital and other general corporate purposes and amounts required to repay amounts outstanding under any existing revolving credit facility and/or to replace, backstop or cash collateralize existing letters of credit, and (2) to (x) be used for purchase price adjustments, and (y) pay fees and expenses, in each case, related to the Transactions.

Term Loan Facility: To be fully drawn on the Closing Date. Amounts repaid or prepaid cannot be reborrowed.

Maturity:

Revolving Credit Facility: 6 years from the Closing Date.

The Definitive Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their commitments to the Revolving Credit Facility upon the request of the Borrowers and without the consent of any other Lender (it being understood that each Lender to the Revolving Credit Facility under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche) but in any event not to be subject to “most favored nation” pricing or minimum extension conditions (any such loans or commitments that have been so extended, the “Extended Revolving Loans”).

Term Loan Facility: 6 years from the Closing Date.

The Definitive Documentation shall provide the right for individual Lenders to agree to extend the maturity date of their outstanding Term Loans upon the request of the Borrowers and without the consent of any other Lender (it being understood that each Lender under the tranche that is being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such tranche) but in any event not to be subject to “most favored nation” pricing or minimum extension conditions (any such loans which have been so extended, “Extended Term Loans” and, together with the Extended Revolving Loans, the “Extended Loans”).

The terms of Extended Loans shall be substantially similar to the loans of the existing class from which they are converted except, (i) provisions requiring ratable treatment of non-extended loans, (ii) final maturity date, (iii) after maturity of non-extended loans, the following terms: interest rates, fees, and amortization, and (iv) certain other customary provisions to be mutually reasonably agreed.

Amortization:

Revolving Credit Facility: None prior to maturity.

Term Loan Facility: Quarterly amortization (in equal installments) in aggregate annual amounts equal to one percent (1.00%) of the initial aggregate advances under the Term Loan Facility (the “Term Loans”; and together with the advances under the Revolving Credit Facility (the “Revolving Loans”), the “Loans”) (as reduced by voluntary and mandatory prepayments in accordance with the Documentation Principles) to be payable on the last day of each fiscal quarter in each fiscal year commencing with the first full fiscal quarter ended after the Closing Date, with a final payment due at maturity.

Incremental Facilities:

The Senior Secured Facilities will permit the Loan Parties (provided, that, for the avoidance of doubt, any additional borrower would be a domestic entity and join as a coborrower with the existing Borrowers), from time to time after the Closing Date, on one or more occasions, to (a) add one or more incremental term loan facilities to the Facilities and/or increase the Term Loan Facility (each, an “Incremental Term Facility”; the loans thereunder, “Incremental Term Loans”) and (b) add one or more revolving credit facilities and/or increase commitments under the Revolving Credit Facility (any such revolving credit facilities or increase, an “Incremental Revolving Facility” and, together with the Incremental Term Facility, the “Incremental Facilities”); provided, that with respect to the Incremental Facilities in an aggregate principal amount not to exceed the sum of:

(a)   (I) in the case of an Incremental Facility incurred on or prior to a Pricing Grid Election, $80.0 million and (II) in the case of an Incremental Facility incurred after a Pricing Grid Election, 100% of Consolidated Adjusted EBITDA (as defined below), calculated on a pro forma basis and a trailing four quarter basis (such basket, the “Incremental Dollar Basket”), plus

(b)   an unlimited amount at any time so long as (I) in the case of an Incremental Facility incurred prior to a Pricing Grid Election, (x) if such Incremental Facility is secured on a “first lien” or junior lien basis, or is unsecured, in each case, the LQA Recurring Revenue Net Leverage Ratio (as defined below) is less than or equal to 2.25x (the “Recurring Revenue Incremental Ratio Test”), or (II) in the case of an Incremental Facility incurred on and after a Pricing Grid Election, (x) if such Incremental Facility is secured on a “first lien” or junior lien basis, the Consolidated Senior Secured Net Leverage Ratio (as defined below) is less than or equal to 6.50x (the “Leverage Incremental Ratio Test”), and (y) if such Incremental Facility is unsecured, the Total Net Leverage Ratio is less than or equal to 7.00x (the “Leverage Unsecured Incremental Ratio Test”), in each case, as of the last day of the most recently ended period of four consecutive fiscal quarters for which financial statements have been (or are required to be) delivered to the Administrative Agent, on a pro forma basis immediately after giving effect to such Incremental Facility (assuming all concurrently established Incremental Revolving Facilities are fully drawn and excluding the cash proceeds of any borrowing under any such Incremental Facility then being established) plus

(c)   the amount of all voluntary prepayments (and revolving commitment reductions), debt buybacks (to the extent of the cash purchase price therefor) of the Term Loans, loans under any Incremental Term Facility, Revolving Loans, loans under any Incremental Revolving Facility, and loans under any Incremental Equivalent Debt that is pari passu in right of payment and security with the Term Loans (in each case, to the extent accompanied by a permanent commitment reduction in respect thereof), to the extent not funded with the proceeds of long-term indebtedness, prior to such time (provided, however, that if amounts incurred under clause (b) above are incurred concurrently with the incurrence of Incremental Facilities in reliance on clause (a) and/or this clause (c), the LQA Recurring Revenue Net Leverage Ratio or Consolidated Senior Secured Net Leverage Ratio, as applicable, shall be permitted to exceed the Recurring Revenue Incremental Ratio Test and/or the Leverage Incremental Ratio Test and/or the LQA Recurring Revenue Net Leverage Ratio or Total Net Leverage Ratio, as applicable, shall be permitted to exceed the Recurring Revenue Incremental Ratio Test and/or Unsecured Incremental Ratio Test, as the case may be, to the extent of such amounts incurred in reliance on clause (a) and/or clause (c)), on terms agreed by the Borrowers and the lender(s) providing the respective Incremental Facility (it being understood that (A) if the Recurring Revenue Incremental Ratio Test, the Leverage Incremental Ratio Test or the Leverage Unsecured Incremental Ratio Test, as applicable, is met, then, at the election of the Borrowers, any Incremental Facility may be incurred under clause (b) above regardless of whether there is capacity under clause (a) and/or clause (c) above, (B) the Borrowers shall be deemed to have used amounts under clause (b) prior to utilization of amounts under clause (a), and the Borrowers shall be deemed to have used amounts under clause (c) prior to utilization of amounts under clause (a), and (C) loans may be incurred under clauses (a) and (b) above, (b) and (c) above or (a), (b) and (c) above, and proceeds from any such incurrence under such clauses may be utilized, in a single transaction by first calculating the incurrence under clause (b) above (without giving effect to any incurrence under clause (a) and/or (c)) and then calculating the incurrence under clauses (a) and/or (c) above and (D) any portion of any Incremental Facility incurred in reliance on clause (a) and/or clause (c) shall be automatically reclassified, as incurred under clause (b) if the Borrowers thereafter meet the Recurring Revenue Incremental Ratio Test, the Leverage Incremental Ratio Test or the Leverage Unsecured Incremental Ratio Test, as applicable;

provided, that

(1)   existing Lenders will first be offered the opportunity to provide any such Incremental Facilities on a pro rata basis (provided, further, that to the extent any Lender has not delivered to the Borrowers a written commitment to provide its pro rata share of such Incremental Facility on the terms offered by the Borrowers within ten (10) business days after the Borrowers have delivered a notice of such offer to such Lender, such Lender shall be deemed to have declined to provide any portion of such Incremental Facility);

(2)   both immediately before and after giving effect to such Incremental Facility, if such Incremental Facility is incurred pursuant to clause (b) above, no event of default shall have occurred and be continuing and, otherwise, no payment or bankruptcy event of default (a “Specified Event of Default”) shall have occurred and be continuing (provided, that with respect to any Incremental Facility incurred in connection with any Permitted Acquisition or any other acquisition constituting a permitted investment, in each case, whose consummation is not conditioned on the availability of, or on obtaining, third party financing (any such Permitted Acquisition or acquisition constituting a permitted investment, a “Limited Condition Acquisition”), no Specified Event of Default shall exist at the time the definitive documentation for such Limited Condition Acquisition is executed and no Specified Event of Default shall exist at the time of consummation thereof,

(3)   no Lender will be required to increase its respective commitment,

(4)   with respect to any Incremental Facility incurred in connection with a Limited Condition Acquisition, the Borrowers shall be in compliance with the applicable ratio test set forth in clause (b) above, as applicable, at the time the definitive documentation for such Limited Condition Acquisition is executed) (provided, however, that for the avoidance of doubt, the proceeds of such Incremental Facility shall not be included in the cash that is netted from the calculation of Consolidated Funded Indebtedness for purpose of determining the Total Net Leverage Ratio),

(5)   the initial yield (including any original issue discount or similar yield-related discounts, deductions or payments, but excluding any customary and bona fide arrangement, commitment, structuring, underwriting, amendment or similar fees in connection therewith that are not paid to all of the Lenders under the Incremental Term Facility or any new Incremental Revolving Facility) of the Incremental Loans funded pursuant to the applicable Incremental Term Facility or new Incremental Revolving Facility shall be no greater than 0.50% per annum higher than the yield for the applicable Term Loan Facility or Revolving Facility (including prior Incremental Facilities) (provided that the Borrowers may increase the yield on the applicable Term Loan Facility or Revolving Facility in order to comply with this clause (5)),

(6)   the maturity date of any Incremental Term Facility shall be no earlier than (but may be later than) the final stated maturity date of the Senior Secured Facilities, and any Incremental Revolving Facility will have a final maturity no earlier than the final stated maturity date of the Revolving Credit Facility,

(7)   the proceeds of borrowings under the Incremental Facilities will be used for general corporate purposes, including, without limitation, for investments, general working capital (for additional use under the Incremental Revolving Facility), capital expenditures and Permitted Acquisitions and restricted payments (including dividends). Advances under the Incremental Facility shall become and constitute part of the Term Loan Facility or the Revolving Credit Facility, as applicable,

(8)   any new lenders providing an Incremental Revolving Facility will be subject to the consent of the Administrative Agent (to the extent otherwise required by the assignment provisions in accordance with the “Assignments and Participations” section below);

(9)   the Incremental Facilities will be senior obligations of the Borrowers and the Guarantors and rank pari passu in right of payment and security with the other Senior Secured Facilities (provided, that the Incremental Facilities may be junior or unsecured, in which case it will be established as a separate facility from the then existing Senior Secured Facilities and will be subject, in the case of Incremental Facilities secured on a junior lien basis, to a customary intercreditor agreement reasonably acceptable to the Administrative Agent);

(10)  no entity shall be a guarantor of the Incremental Facilities unless it is or becomes a guarantor of the Borrowers’ obligations under the other Senior Secured Facilities, and the Incremental Facilities will not be secured by any assets unless such assets are pledged as Collateral to secure the other Senior Secured Facilities;

(11)  the aggregate amount of commitments under Incremental Revolving Facilities shall not exceed $12,500,000; and

(12)  any Incremental Facility may be incurred in U.S. dollars and any other currency reasonably acceptable to the Administrative Agent and the lenders providing such Incremental Facilities.

The Incremental Facilities shall be available during the life of the Senior Secured Facilities and the weighted average life of each Incremental Term Facility shall be no shorter than (but may be later than) the weighted average life of the Term Loan Facility. The interest rates and, subject to the sentence above, the amortization schedule applicable to any Incremental Term Facility, shall be determined by the Borrowers and the lenders thereunder and each Incremental Revolving Facility shall not have amortization or scheduled mandatory commitment reductions (other than at maturity).

The proceeds of Incremental Facilities may be used for working capital, capital expenditures and for other general corporate purposes (including the financing of Permitted Acquisitions and other permitted investments), in each case to the extent permitted by the Definitive Documentation.

“Recurring Revenues” shall mean, with respect to any period, all recurring transactional, maintenance and subscription revenues, and recurring revenues attributable to software, copyrights and other Intellectual Property licensed or sold by Holdings or any of its subsidiaries, which recurring revenues are earned during such period net of any discounts, calculated on a basis consistent with the financial statements delivered to the Administrative Agent prior to the Closing Date, each as recognized in accordance with GAAP, but excluding the impact of any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, and historical or future acquisitions.

“LQA Recurring Revenues” shall mean, on any date of determination, the product of (a) Recurring Revenues for the most recently ended fiscal quarter for which financial statements have been, or are required to be, delivered to the Administrative Agent, multiplied by (b) four (4).

“LQA Recurring Revenue Gross Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness (but without giving effect to any deduction of any cash or cash equivalents pursuant to such definition) to (ii) LQA Recurring Revenues as of such date.

“LQA Recurring Revenue Net Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness to (ii) LQA Recurring Revenues as of such date.

“Pricing Grid Election” has the meaning assigned to such term in this Exhibit B.

“Consolidated Senior Secured Net Leverage Ratio” shall mean the ratio of (i) Consolidated Funded Indebtedness, but excluding any indebtedness to the extent subordinated in right of payment, or unsecured, as of such date to (ii) trailing four-quarter Consolidated Adjusted EBITDA (as defined below).

“Consolidated Funded Indebtedness” shall mean the outstanding principal amount of funded indebtedness for borrowed money, purchase money indebtedness, and the principal portion of capital leases of the Borrowers and their subsidiaries (subject to exceptions consistent with the Documentation Principles), less unrestricted cash and cash equivalents of the Borrowers and their subsidiaries (including any foreign cash accounts if any) that are subject to Collateral Agent’s control (excluding all funds earmarked for restricted stock unit disbursements); provided, that, for a post-closing time period to be reasonably mutually agreed upon, unrestricted cash and cash equivalents shall be netted in calculating Consolidated Funded Indebtedness notwithstanding that such cash and cash equivalents are not subject to a control agreement in favor of the Collateral Agent and further provided, that, the amount of unrestricted cash and cash equivalents that may be deducted in calculating Consolidated Funded Indebtedness as at any date of determination shall not exceed $50,000,000. Undrawn letters of credit shall not constitute debt for purposes of calculating the Total Net Leverage Ratio.

“Total Net Leverage Ratio” shall mean the total leverage ratio of (i) Consolidated Funded Indebtedness, to (ii) trailing four-quarter pro forma Consolidated Adjusted EBITDA.

Interest Rates:

Base Rate and LIBOR Options: At the Borrowers’ option, each loan under the Senior Secured Facilities will bear interest at a rate per annum equal to the Applicable Margin (as defined below), plus one of the following indexes: (a) LIBOR and (b) the Base Rate.

“LIBOR” shall be defined as the higher of (i) (A) the rate of interest which is identified and normally published by Bloomberg Professional Service Page BBAM 1 as the offered rate for loans in United States dollars for the applicable interest period under the caption ICE Benchmark Association Eurodollar Rates as of 11:00 a.m. (London time), on the second full business day next preceding the first day of such interest period multiplied by (B) the Statutory Reserve Rate and (ii) one percent (1.00%) per annum.

If LIBOR does not exist, such rate will be a successor or alternative index rate as the Administrative Agent and the Borrowers may reasonably determine in light of prevailing market practices and shall enter into an amendment to the Definitive Documentation to reflect such alternate rate of interest, which shall become effective without any further action or consent of any other party so long as the Administrative Agent shall not have received, within five (5) business days after the date notice of such alternate rate of interest is provided to the Lenders, a written notice from Required Lenders stating that they object to such amendment.

The “Statutory Reserve Rate” shall be defined as a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board of Governors of the Federal Reserve System of the United States (or any successor) and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D).

The “Base Rate” shall be defined as the highest of (i) the prime rate (as determined by reference to the Wall Street Journal), (ii) the federal funds rate plus one-half percent (0.50%) and (iii) the sum of one-month LIBOR (or the LIBOR floor, if applicable) plus one percent (1.00%).

Applicable Margin: The “Applicable Margin” for the Senior Secured Facilities shall be the following for the Term Loan Facility and the Revolving Credit Facility:

Until the last day of the fourth full fiscal quarter ending after the Closing Date (the “Pricing Grid Date”), the Applicable Margin will be:

•  For ABR Loans: 6.00%

•  For Eurodollar Loans: 7.00%

On the Pricing Grid Date, and on the last day of each of the five (5) full fiscal quarters immediately following the Pricing Grid Date, the Borrowers shall have the option to (i) retain the applicable margins set forth above, through but not including the last day of the next fiscal quarter or (ii) switch to the applicable margins set forth in the grid below (in each case, a “Pricing Grid Election”); provided, that no such Pricing Grid Election shall be made unless the pro forma Total Net Leverage Ratio is less than or equal to 6.50:1.00 (except for the mandatory conversion made on the Mandatory Conversion Date).

Beginning on the last day of the tenth (10th) full fiscal quarter ending after the Closing Date (such date, the “Mandatory Conversion Date”), the applicable margins shall be determined as set forth in the grid below.

Pricing Level From Highest to Lowest	Total Net Leverage Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
I	Greater than 6.50:1.00	7.00%	6.00%
II	Less than or equal to 6.50:1.00 but greater than 6.00:1.00	6.00%	5.00%
III	Less than or equal to 6.00:1.00 but greater than or equal to 5.00:1.00	5.75%	4.75%
IV	Less than 5.00:1.00	5.50%	4.50%

The Pricing Grid Election will be deemed to be made upon the earlier of (i) the mandatory conversion to the pricing grid set forth above on the Mandatory Conversion Date and (ii) the election of the Borrowers to switch to the pricing grid below at any time prior to such date (which, for the avoidance of doubt, shall be no earlier than the Pricing Grid Date).

Interest periods for LIBOR loans shall be for one, two, three or six months (or 12 months or less than one month if agreed by all relevant Lenders), as selected by the Borrowers. Interest on all LIBOR loans will be paid at the end of each interest period or, in the case of any interest period in excess of three (3) months, on each date occurring at three month intervals after the first day of such interest period. Interest on all Base Rate loans will be paid quarterly on the last day of each calendar quarter. Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of Base Rate Loans based on the prime rate).

During the continuance of any Specified Event of Default under the Senior Secured Facilities (after giving effect to any applicable grace period), the principal amount of all Loans and all other due and unpaid obligations under the Senior Secured Facilities shall automatically bear interest at a rate per annum equal to two percent (2.00%) in excess of the otherwise applicable interest rate (including the Applicable Margin) and upon the occurrence and continuance of a financial covenant or financial reporting default, at the election of the Required Lenders, the principal amount of all Loans and all other due and unpaid obligations under the Senior Secured Facilities shall bear interest at a rate per annum equal to two percent (2.00%) in excess of the otherwise applicable interest rate (including the Applicable Margin).

“Required Lenders” shall mean non-defaulting Lenders holding not less than a majority of the aggregate principal amount of the Loans, including participations in letters of credit and unused commitments under the Revolving Credit Facility.

Fees:

In addition to the fees payable pursuant to the Fee Letter, the Borrowers shall pay the following fees:

An unused commitment fee in an amount equal to 0.50% per annum on the average unused daily balance of the unused portion of the Revolving Credit Facility (less any outstanding Letters of Credit), payable to the Administrative Agent for the account of the non-defaulting Lenders under the Revolving Credit Facility quarterly in arrears on each quarter ending after the Closing Date and prior to the maturity of the Revolving Credit Facility.

In respect of Letters of Credit, “Fronting Fees” and “Letter of Credit Fees” described in the Precedent Credit Agreement, to be paid in the manner set forth therein, and with respect to such “Fronting Fee” in an amount equal to 0.125% of the face amount of any such Letter of Credit. Such fees will be due and payable to Administrative Agent for the account of the issuing bank or issuing banks, as the case may be, in respect of such Letters of Credit.

Optional Prepayments and Reduction in the Commitment of the Revolving Credit Facility:	The principal amount of advances under the Revolving Credit Facility may be prepaid without premium or penalty, on same day notice for Base Rate advances and 2 business days’ notice for LIBOR advances, in minimum amounts to be mutually reasonably agreed. The Borrowers will bear all customary breakage costs related and consistent with the Documentation Principles to the prepayment of a LIBOR advance prior to the last day of an interest period. The Borrowers shall have the right to terminate or reduce in whole or in part, without premium or penalty, the Revolving Credit Facility upon 3 business days’ notice thereof to the Administrative Agent.

Optional Prepayments of the Term Loan Facility:

The principal amount of loans under the Term Loan Facility may be prepaid, at the option of the Borrowers, in whole or in part, with minimum notice periods and in minimum amounts to be agreed.

Optional prepayments may be applied to the remaining scheduled amortization payments of the Term Loans or the Revolving Credit Facility at the direction of the Borrowers (and absent any such direction, pro rata in direct order of maturity of the remaining scheduled amortization payments of the Term Loans).

Prepayment Premium:

The principal amount of loans under the Term Loan Facility may be prepaid, at the option of the Borrowers, in whole or in part, with minimum notice periods and in minimum amounts to be agreed, as follows (the “Applicable Prepayment Premiums”):

After the Closing Date, any prepayment (whether pursuant to an optional or mandatory prepayment (other than (i) scheduled amortization payments, (ii) prepayments from excess cash flow, (iii) prepayments from asset sale proceeds (other than in connection with a sale of substantially all of the assets of the Borrowers and their subsidiaries) (provided, for the avoidance of doubt, any prepayment made pursuant to the Planned Business Disposition (as defined below) shall not be subject to the Prepayment Premium), (iv) payments of insurance proceeds or other casualty proceeds required below and (v) prepayments from the proceeds of a Specified Equity Contribution) and whether before or after an event of default or acceleration, including an event of default or acceleration due to an insolvency-related event) of the Term Loan Facility (or any mandatory assignment of Term Loans using the yank-a-bank provisions) (except to the extent paid with internally generated cash (to be calculated in the same manner as excess cash flow, which, for the avoidance of doubt, shall not include cash on the balance sheet at closing and proceeds from the bridge divestiture)) shall be made at the prepayment price (expressed as a percentage of the principal amount of such loans to be prepaid) set forth below, plus all interest on the principal amount being voluntarily prepaid that has accrued through the prepayment date:

(i) after the Closing Date but on or before the first anniversary of the Closing Date, 103.0%;

(ii)  after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date, 101.50%; and

(iii)  after the second anniversary of the Closing Date but on or before the third anniversary of the Closing Date, 100.75%; and

(iv) thereafter, 100.0%.

Mandatory Prepayments:

The Senior Secured Facilities will be prepaid, by an amount equal to:

(a)   one hundred percent (100.0%) of net cash proceeds of all asset sales and other asset dispositions by any Obligor or any subsidiary of any Obligor (including sales of stock of subsidiaries) in excess of $5,000,000 in the aggregate per annum for any asset sale or series of related asset sales (with only the amount in excess of such per annum threshold subject to prepayment), other than (x) asset sales in the ordinary course of business, including sales of inventory, (y) customary exceptions, including, without limitation, surplus, obsolete assets or worn-out assets, assets no longer used or useful to the business or asset sales subject to reinvestment rights and (z) other exceptions consistent with the Documentation Principles and otherwise to be mutually and reasonably agreed and subject to the right of the Holdings and its subsidiaries to reinvest such proceeds if (i) within 180 days after such event, a Borrower or any subsidiary enters into a definitive agreement for the purchase of assets which are used or useful in the business of the Loan Parties and (ii) within 270 days after such event, a Borrower or any subsidiary consummates the purchase of such assets; provided, that, in connection with the planned disposition of part of the Borrowers’ business (as previously disclosed by the Borrowers and/or Sponsor and agreed by the Administrative Agent, the “Planned Business Disposition”)), the Borrowers shall only be required to prepay the net proceeds (for the avoidance of doubt, without the right to reinvest such net proceeds) from such disposition to bring the LQA Recurring Revenue Gross Leverage Ratio to 2.70x, measured on a pro forma basis as of the last day of the fiscal quarter most recently ended prior to the date of such Planned Business Disposition for which financials have been, or are required to be, delivered to the Administrative Agent; provided, further, that, for the avoidance of doubt, any net proceeds received by the Borrowers in excess of what is required to satisfy the preceding proviso shall be retained by the Borrowers;

(b)   one hundred percent (100.0%) of insurance proceeds received by any Obligor or any subsidiary of any Obligor in connection with casualty events with respect to property, with exceptions consistent with the Documentation Principles and other exceptions (including the option to reinvest certain proceeds) to be mutually and reasonably agreed;

(c)   fifty percent (50.0%) of excess cash flow (to be defined as mutually and reasonably agreed in a manner consistent with the Documentation Principles, which shall exclude any amounts actually paid to fund acquisition consideration and any deferred purchase price adjustments to be made by the Borrowers in connection with the Acquisition and any Permitted Acquisition or other acquisition constituting a permitted investment during the period from the end of the relevant fiscal year through the date that such excess cash flow payment is due; provided, that any such payments shall not be excluded from the calculation of the excess cash flow for such fiscal year in which the payment is made), minus the sum of all voluntary prepayments of Term Loans and Incremental Term Loans and under the Revolving Credit Facility or any Incremental Revolving Facility (in the case of prepayments of the Revolving Facility or any Incremental Revolving Facility, to the extent accompanied by a commitment reduction of equal amount) to the extent accompanied by a repayment thereof or repurchase of loans (but only to the extent a pro rata offer was made to all Lenders and subject to immediate and automatic cancellation of such loans repurchased) during such fiscal year (or, at the election of the Borrowers, during the following fiscal year, but prior to the required date of such payment), calculated and paid on an annual basis on fifteen (15) business days after the date on which financial statements with respect to such fiscal year are required to be delivered, of Holdings and its subsidiaries commencing with the first full fiscal year ending after the Closing Date; provided, further, that if the Total Net Leverage Ratio of the applicable fiscal year of Holdings and its subsidiaries on a consolidated basis is less than or equal to 6.50x and 6.00x, such percentages shall be reduced to twenty-five percent (25.0%) and zero percent (0.0%), respectively; provided further, that the foregoing prepayment shall be required only if the excess cash flow required to be prepaid for such fiscal year exceeds $5,000,000 (with only the amount in excess of such per annum threshold subject to prepayment);

(d)   one hundred percent (100.0%) of the net cash proceeds from the issuance by any Obligor or any subsidiary of any Obligor of any public or private indebtedness, except for indebtedness permitted under the Definitive Documentation other than refinancing indebtedness; and

(e)   one hundred percent (100.0%) of the cash proceeds from any Specified Equity Contribution (as defined below).

Notwithstanding the foregoing, mandatory prepayments pursuant to clause (c) with respect to excess cash flow generated by foreign subsidiaries and clauses (a) and (b) above with respect to asset sales and casualty events with respect to foreign subsidiaries shall be limited to the extent such prepayment, to the extent to be made by or with the assets of foreign subsidiaries, (A) is prohibited or delayed by applicable local law from being distributed or otherwise transferred to the Borrowers or (B) is determined by the Borrowers in good faith that the distribution or other transfer of any or all of which would reasonably be expected to have an adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) with respect to such net disposition proceeds, net casualty proceeds or excess cash flow, the portion of such net disposition proceeds, net casualty proceeds or excess cash flow so affected (such portion hereinafter referred to as the “Affected Prepayment Amount”) will not be required to be applied to repay the obligations at the times otherwise provided in the Definitive Documentation (any such date, the “Required Payment Date”), and may be retained by the applicable foreign subsidiary.

Mandatory prepayments shall be applied first to the Term Loans, as directed by the Borrowers (or, in the case of no direction, in direct order of maturity) (provided, that in the case of any mandatory prepayment described in clauses (a) or (c) above, at the Borrowers’ option, outstanding indebtedness that is secured by the Collateral on a pari passu basis may be repaid on a pro rata basis). In the event that the Term Loan Facility has been fully repaid, the mandatory prepayments described above shall be applied to amounts then outstanding (if any) under the Revolving Credit Facility and to cash collateralize outstanding letters of credit, without a reduction in the Revolving Credit Commitment.

Advances under the Revolving Credit Facility will be immediately prepaid and, if no advances are then outstanding, letters of credit will be cash collateralized, in either case to the extent that the aggregate extensions of credit under the Revolving Credit Facility exceed the Revolving Credit Commitment then in effect.

Any lender may elect not to accept its pro rata portion of any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined (collectively, the “Declined Proceeds”) by a Declining Lender may then, at Borrowers’ option, be retained by the Borrowers and shall, at Borrowers’ option, increase the Available Amount Basket (as defined below) or otherwise be used for other permitted purposes.

Documentation:	The definitive credit agreement and other documents delivered in connection therewith (the “Definitive Documentation”) shall (i) be based upon the Connectwise Credit Agreement dated as of February 28, 2019, as adjusted to include customary provisions from “recurring revenue” transactions of a similar size and market as requested by the Borrowers (the “Precedent Credit Agreement”), initially prepared by Kirkland & Ellis LLP, as counsel to the Sponsor, negotiated in good faith and mutually and reasonably agreed, with changes and modifications that (w) reflect the terms of this term sheet, (x) are necessary to take into account (A) the specific nature of the business of the Borrowers (including as to operational requirements of Holdings and its subsidiaries in light of their size, industries, businesses and business practices and the Projections), (B) the Sponsor model delivered to the Initial Lenders on December 5, 2019 (as updated or modified by changes reasonably agreed to by the Initial Lenders) (the “Sponsor Model”), and (C) the differences in group structure, (y) will reflect the customary fund, agency and administrative requirements of the Administrative Agent, and (z) will reflect customary provisions from “recurring revenue” transactions of a similar size and market as requested by the Borrowers, and (ii) in any event will contain only customary loan document provisions and other terms and provisions in each case to be mutually reasonably agreed upon, the definitive terms of which will be negotiated in good faith to finalize the Definitive Documentation as promptly as reasonably practicable. Notwithstanding anything to the contrary, the Definitive Documentation shall contain only those conditions to borrowing, mandatory repayments and prepayments, representations, warranties, affirmative, negative and financial covenants and events of default, in each case expressly set forth in this Term Sheet, and with standards, qualifications, thresholds, exceptions, terms and conditions, “baskets” and grace and cure periods consistent with the Documentation Principles as applied to “recurring revenue” transactions in a similar size and market; provided, that, for the avoidance of doubt, (i) on and after a Pricing Grid Election, every monetary basket shall be subject to a builder amount based on Consolidated Adjusted EBITDA and (ii) with respect to the incurence of debt, liens and investments covenants, each such covenant shall permit classification and reclassification from time to time among one or more available baskets and exceptions within any such covenant. The foregoing shall be referred to as the “Documentation Principles”.

Security:	Subject to the limitations set forth below in this section, and the Certain Funds Provisions, the Collateral Agent, for the benefit of the Lenders, the Agents, any issuer of letters of credit (pursuant to the Senior Secured Facilities) and any counterparty to any hedging agreement entered into by the Borrowers that was a lender or an affiliate thereof at the time such agreement was entered into or otherwise has been designated as a specified hedging agreement pursuant to the Definitive Documentation for the Senior Secured Facilities, reasonably satisfactory to the Collateral Agent, shall receive a perfected first priority security interest in (a) all of the capital stock of each Obligor (other than Holdings) and its direct domestic and first-tier CFC subsidiaries and CFC Holdco Subsidiaries (which pledge, in the case of any first-tier CFC or CFC Holdco, shall be limited to sixty five percent (65.0%) of the stock of such subsidiary) and (b) all other existing and future assets and properties of each Obligor (other than the Excluded Assets (as defined below)), including, without limitation, accounts receivable, inventory, material fee owned real property, machinery, equipment, contracts, trademarks, copyrights, software, patents, license rights and general intangibles, in each case, subject to customary baskets and exceptions, and other baskets and exceptions to be mutually and reasonably agreed upon by Borrowers and Collateral Agent (collectively, the “Collateral”); provided that the Collateral shall not include (i) motor vehicles, airplanes and other assets subject to certificates of title; (ii) letter of credit rights other than “supporting obligations” as defined in the UCC as to which perfection of the security interest in such other Collateral can be accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement) and commercial tort claims below a threshold to be mutually determined; (iii) any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law; (iv) any rights or interests in any lease, license, contract, or agreement as such or the assets subject thereto if under the terms of such lease, license, contract, or agreement, or applicable law with respect thereto, the grant of a lien therein or in such assets to Collateral Agent would constitute or result in (x) a breach or termination pursuant to the terms of, or a default under any such lease, license, contract agreement or (y) would constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Obligor therein and such prohibition has not been or is not waived or the consent of the other party to such lease, license, contract, or agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, however, the foregoing exclusions shall in no way be construed (x) to apply if any such prohibition would be rendered ineffective under the UCC (including Sections 9-406, 9-407 and 9-408 thereof) or other applicable law (including the United States bankruptcy code) or principles of equity, (y) so as to limit, impair or otherwise affect Collateral Agent’s unconditional continuing liens upon any rights or interests of any Obligor in or to the proceeds thereof (including proceeds from the sale, license, lease or other disposition thereof), including monies due or to become due under any such lease, license, contract, or agreement (including any accounts or other receivables), or (z) to apply at such time as the condition causing such prohibition shall be remedied and, to the extent severable, “Collateral” shall include any portion of such lease, license, contract, or agreement, or assets subject thereto that does not result in such prohibition; (v) equipment owned by any Obligor on the date hereof or hereafter acquired that is subject to a lien securing a purchase money obligation or capitalized lease permitted to be incurred pursuant to the Definitive Documentation if the contract or other agreement in which such lien is granted (or the documentation providing for such purchase money obligation or capitalized lease) validly prohibits the creation of any other lien on such equipment; (vi) any property where the grant of a security interest therein is prohibited by law (including, without limitation, restrictions in respect of margin stock, fraudulent conveyance, preference, thin capitalization or other similar laws or regulations) or contract binding on such property at the time of its acquisition and not entered into in contemplation thereof, requires government or third party (other than an Obligor or its affiliate) consents that have not been obtained (provided that there shall be no obligation to obtain such consent) or creates a right of termination in favor of any governmental third party, in each case, after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction or results in adverse tax, accounting or regulatory consequences as reasonably determined by the Borrowers in consultation with the Administrative Agent; (vii) any fee-owned real property located outside the United States or with an individual fair market value of less than an amount to be mutually reasonably agreed (with all required mortgages being permitted to be delivered post-closing within 90 days following the Closing Date, in each case as may be extended in the reasonable discretion of the Administrative Agent) and any leasehold interest (it being understood that there shall be no requirement to obtain landlord waivers, consents, estoppels or collateral access letters); (viii) margin stock and equity interests in any person other than wholly-

owned subsidiaries to the extent not permitted by the terms of such person’s organizational or joint venture documents except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction; (ix) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction; (x) any assets of or indebtedness owed to Excluded Subsidiaries; (xi) any property acquired after the Closing Date that is secured by pre-existing secured indebtedness permitted under the Definitive Documentation not incurred in anticipation of the acquisition by the Borrowers or applicable Guarantor of such property, to the extent that the granting of a security interest in such property would be prohibited under the terms of such secured indebtedness after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than the proceeds and receivables thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction, and only for so long as such prohibition exists; (xii) equity interests in immaterial subsidiaries, captive insurance companies and special purpose entities; (xiii) (1) to the extent used exclusively to hold funds in trust for the benefit of third parties, (A) payroll, healthcare and other employee wage and benefit accounts, (B) tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts and (D) fiduciary or trust accounts and, in the case of clauses (A) through (D), the funds or other property held in or maintained in any such account or (2) accounts that hold an aggregate amount not to exceed an amount to be agreed ((1) and (2) together, the “Excluded Accounts”); (xiv) if the granting of a pledge or security interest in the equity interests of any existing and subsequently acquired or organized direct or indirect subsidiary of the Borrowers, would result in adverse tax consequences as reasonably determined by Holdings and the Administrative Agent, to the extent such consequences cannot be avoided or mitigated, will be taken into account in determining whether and to what extent to provide any such pledge or security interests; (xv) [reserved]; (xvi) receivables and related assets (or interests therein) sold to any permitted receivables subsidiary or otherwise pledged, factored, transferred or sold in connection with a permitted receivables financing and (xv) any property if the cost of creating, obtaining and perfecting a security interest in any such property or otherwise implementing such document or action, in the reasonable judgment of the Collateral Agent, exceeds the benefits to Collateral Agent in creating, obtaining or perfecting a lien in such property (collectively, the “Excluded Assets”).

Notwithstanding the foregoing, in no event shall foreign-law governed security documents, filings or consents be required, including with respect to any share pledges and any intellectual property registered in any non-U.S. jurisdiction.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Principles and subject to exceptions permitted under the Definitive Documentation (it being agreed that the Borrowers and the Guarantors shall not be required, nor shall the Administrative Agent be authorized, (i) to perfect the above-described pledges, security interests and mortgages by any means other than through (a) filings pursuant to the Uniform Commercial Code or other applicable law in the office of the secretary of state (or similar central filing office) of the relevant State(s) and filings in the applicable real estate records and land registry offices with respect to mortgaged properties or any fixtures relating to mortgaged properties, (b) filings in the United States with respect to intellectual property, (c) mortgages in respect of fee-owned real properties that are not Excluded Assets, (d) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of stock certificates (or their equivalent) of the Borrowers and its pledged subsidiaries (with accompanying stock transfer forms executed in blank) and all Collateral consisting of debt instruments (with accompanying transfer forms executed in blank)), or (e) execution and delivery of control agreements (on a post-closing basis) with respect to any deposit account or securities account, other than Excluded Accounts, or (ii) to enter into any source code escrow arrangement or register any intellectual property. Notwithstanding the foregoing, the requirements of the preceding paragraphs of this “Security” section shall be, as of the Closing Date, subject to the Certain Funds Provisions.

Conditions Precedent to the Initial Extensions of Credit on the Closing Date:	The initial extensions of credit under the Senior Secured Facilities will be subject solely to the Exclusive Funding Conditions.

Conditions Precedent to All Extensions of Credit After the Closing Date:	Each extension of credit under the Senior Secured Facilities after the Closing Date will be subject to the following conditions precedent: (a) (i) absence of any default or event of default (provided, that with respect to any Incremental Facility, incurred in connection with any Limited Condition Acquisition, no default or event of default shall exist at the time the definitive documentation for such Limited Condition Acquisition is executed and no Specified Event of Default shall exist at the time the Limited Condition Acquisition is consummated), and (ii) the accuracy of all representations and warranties in all material respects (without duplication of any materiality qualifiers); provided that (1) such materiality qualifier shall not apply with respect to extensions of credit made on the Closing Date and (2) such representations and warranties shall be subject to customary “Sungard” limitations consistent with the Certain Funds Provisions in respect of any Incremental Facility incurred in connection with any Limited Condition Acquisition, and (b) the delivery of a duly executed borrowing notice.

Representations and Warranties:	Subject to the Certain Funds Provisions, representations and warranties will be made on the Closing Date (without giving effect to any materiality or similar qualifier unless such qualifier is already set forth in such representation or warranty) and as set forth under “Conditions Precedent to All Extensions of Credit after the Closing Date” and apply to Holdings, the Borrowers and their subsidiaries, will be subject to customary materiality levels and/or exceptions, monetary baskets, and other exceptions to be mutually and reasonably agreed and reflected in the Definitive Documentation (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: due organization; corporate existence and status; corporate power and authority; due authorization, execution and delivery; enforceability; no violation of law (subject to no material adverse effect), organizational documents or imposition of liens; no litigation or labor controversies (in each case, subject to no material adverse effect); as of the Closing Date, no material contractual restrictions on Holdings or any of its subsidiaries on their ability to perform their obligations under the Definitive Documentation; specified audited financial statements which fairly present in all material respects the financial condition of the Obligors; projections prepared in good faith upon assumptions believed by the Obligors to be reasonable at the time made; no material adverse change after the Closing Date and no Company Material Adverse Effect on the Closing Date; no required governmental or third party approvals or consents (in each case, subject to no material adverse effect); no judgment, order or injunction with respect to the Definitive Documentation; use of proceeds as of the Closing Date; not engaging in business of purchasing/carrying margin stock as of the Closing Date; status under Investment Company Act; ERISA matters (subject to no material adverse effect); environmental matters (subject to no material adverse effect); tax matters (subject to no material adverse effect); ownership and location of properties (including leased properties); collective bargaining; insurance matters; intellectual property; accuracy and completeness of written disclosure; subsidiaries and joint ventures as of the Closing Date; perfected liens, security interests and charges; deposit accounts and securities accounts; solvency of Holdings and its subsidiaries, on a consolidated basis, as of the Closing Date; PATRIOT Act, OFAC, FCPA and other applicable anti-terrorism, applicable anti-money-laundering and applicable anticorruption laws and laws applicable to sanctioned persons, in certain cases, subject to appropriate materiality and knowledge qualifiers; status of the Senior Secured Facilities as senior debt; compliance with laws (subject to no material adverse effect).

Financial Covenant:

Unless waived by the Required Lenders, the Definitive Documentation will contain the following financial covenants (the “Financial Covenants”):

Prior to a Pricing Grid Election:

(A) LQA Recurring Revenue Net Leverage Ratio

Commencing with the first full fiscal quarter ending after the Closing Date and ending with respect to the fiscal quarter immediately prior to the fiscal quarter in which a Pricing Grid Election is made, a maximum LQA Recurring Revenue Net Leverage Ratio covenant, which shall be tested quarterly as of the last day of each fiscal quarter, to be set at a (i) 20% cushion to the Sponsor Model for the first full fiscal year after the Closing Date and (ii) 22.5% cushion to the Sponsor Model thereafter, with step downs to be reasonably mutually agreed.

(B) Minimum Liquidity

Commencing with the first full fiscal quarter ending after the Closing Date and ending with respect to the fiscal quarter immediately prior to the fiscal quarter in which a Pricing Grid Election is made, a minimum Liquidity (to be defined as mutually reasonably agreed in the Definitive Documentation, which, for the avoidance of doubt, shall not include any cash and cash equivalents earmarked for restricted stock unit disbursements) covenant of $20 million, which shall be tested quarterly as of the last day of each fiscal quarter.

After a Pricing Grid Election:

(C) Total Net Leverage Ratio

Commencing with the end of the fiscal quarter in which a Pricing Grid Election is made, a maximum Total Net Leverage Ratio covenant set at a 32.5% cushion to the Sponsor Model, which shall be tested quarterly as of the last day of each fiscal quarter with step downs to be reasonably mutually agreed.

For purposes of determining whether an event of default exists under the Financial Covenant as at the last date of any fiscal quarter, any cash contribution of additional equity made to the Borrowers (or any direct or indirect parent thereof and then contributed to the Borrowers) during such fiscal quarter and on or prior to the day that is fifteen (15) business days following the date on which financial statements are required to be delivered for such fiscal quarter will, if so requested by the Borrowers at the time such cash equity contribution is made and identified by the Borrowers as a Specified Equity Contribution at such time, be included in the calculation of pro forma Consolidated Adjusted EBITDA for the purposes of determining compliance with the Financial Covenant at the end of such fiscal quarter and any subsequent period that includes such fiscal quarter (any such equity contribution so included in the calculation of pro forma Consolidated Adjusted EBITDA, a “Specified Equity Contribution”); provided, that (a) in each four fiscal quarter period, there shall be no more than two (2) consecutive fiscal quarters in respect of which Specified Equity Contributions are made and there shall be no more than five (5) Specified Equity Contributions made in the aggregate after the Closing Date, (b) the amount of any Specified Equity Contribution shall not exceed the amount required to cause the Borrowers to be in pro forma compliance with the Financial Covenant, (c) the Term Loans shall be prepaid with the proceeds of any Specified Equity Contribution, (d) all Specified Equity Contributions will be disregarded for purposes of the calculation of pro forma Consolidated Adjusted EBITDA for all other purposes, including calculating basket levels, pricing and other items (including affirmative and negative covenants) governed by reference to pro forma Consolidated Adjusted EBITDA or any measurement of any financial performance covenant, (e) there shall be no pro forma reduction in indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Financial Covenants for such fiscal quarter in which the cure is made, and (f) no Lender shall be required to make any extension of credit during the fifteen (15) business day period referred to above unless the Borrowers have received the proceeds of such Specified Equity Contribution.

Other Covenants:	Covenants will apply to the Borrowers and their subsidiaries (to be applicable to Holdings only in certain cases as Guarantor and with respect to customary corporate matters), will be subject to customary materiality levels and/or exceptions, monetary baskets, and other exceptions to be mutually reasonably agreed (including the use of the Available Amount Basket) and reflected in the Definitive Documentation (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: delivery of quarterly (for each fiscal quarter of each fiscal year ending after the Closing Date (including the last fiscal quarter of each fiscal year)) (commencing with the first full fiscal quarter after the Closing Date within 75 days for the first three such fiscal quarters for which such financials are required to be delivered after the Closing Date, and 60 days for each such fiscal quarter thereafter), prior to a Pricing Grid Election only, monthly (commencing with the first full calendar month after the Closing Date within 60 days for the first six such months and 45 days for each month thereafter until a Pricing Grid Election occurs) and annual financial statements within 120 days after the end of each fiscal year (with the audited financial statements for the fiscal year in which the Closing Date occurs, to be delivered within 150 days after such year-end) (for the avoidance of doubt, (i) monthly and annual financials shall not be accompanied by a compliance certificate, (ii) quarterly financials shall be accompanied by a compliance certificate and (iii) the Financial Covenants shall only be tested on the basis of the quarterly financials (not tested on the basis of the annual financials or monthly financials); an annual budget (to be delivered within 90 days after each fiscal year end); compliance certificates; prior to a Pricing Grid Election only, quarterly and monthly booking report (in each case, showing the split between recurring and non-recurring books) and calculated billings; prior to a Pricing Grid Election only, a quarterly retention analysis; insurance reports and notices of default under, or amendments of, the Acquisition Agreement and other material agreements relating to the Transactions to be reasonably mutually agreed; delivery of notices of default and events of default under the Definitive Documentation; notices of any material litigation, governmental proceedings or investigations, ERISA, environmental proceedings, labor controversies, bankruptcy or similar events, and changes in accounting or financial reporting practices; fiscal years (other than as permitted by the Administrative Agent); compliance with laws in all material respects; compliance with PATRIOT ACT, FCPA, OFAC and other applicable anti-terrorism, applicable anti-money laundering and applicable anti-corruption laws and laws applicable to sanctioned persons (with customary materiality and knowledge qualifiers); payment of material taxes; preservation of existence; maintenance of books and records and inspection rights upon reasonable prior notice; use of proceeds; maintenance of properties (including intellectual property); subject to the limitations hereunder, additional guarantees and related security interests from new direct or indirect subsidiaries of the Obligors; additional Collateral; control agreements (on a post-closing basis) with respect to deposit accounts, securities accounts and similar accounts other than Excluded Accounts; ERISA matters (subject to no material adverse effect); environmental compliance (subject to no material adverse effect); further assurances; maintenance of insurance (but not, for the avoidance of doubt, flood insurance except to the extent required by applicable law); limitation on indebtedness, liens, granting of negative pledges, mergers, consolidations, sales of assets, change of names, dividends (provided that tax distributions shall be based on a formula to be agreed in the Definitive Documentation), stock redemptions and other restricted payments, cash payments on any earn-out obligations and the modification, redemption and/or prepayment of subordinated debt, junior secured debt and senior unsecured debt; limitation on investments (including loans and advances but in any event shall allow for Permitted Acquisitions and IP Acquisitions); limitation on sale-leasebacks; limitation on transactions with affiliates (but allowing for payment of management fees to the Sponsor, subject to limitations consistent with the Documentation Principles); limitations on modifications of certain agreements; changes in line of business (other than reasonably related, complementary, corollary, ancillary, synergistic or incidental or reasonable extensions thereof); limitation on hedging agreements; limitations on the issuance or repurchase of capital stock; limitation on Holdings incurring material liabilities, owning material assets or conducting material business other than as a passive holding company.

“Permitted Acquisitions” shall be defined in the Definitive Documentation in accordance with the Documentation Principles; provided, that: (a) the Acquisition Consideration payable in respect of all Permitted Acquisitions shall not be subject to any cap (other than an aggregate dollar sub-cap and corresponding percentage of pro forma Consolidated Adjusted EBITDA to be agreed with respect to the acquisition or targets that will not become Guarantors or their respective assets will not become Collateral or be purchased by a Borrower or a Guarantor); (b) the Administrative Agent shall have received customary and reasonable diligence information with respect to such Permitted Acquisition to the extent customarily available; (c) immediately after giving pro forma effect to any such Permitted Acquisition (x) with respect to any acquisition funded with the proceeds of any Incremental Facility, (i) in the case of an Incremental Facility incurred prior to a Pricing Grid Election, the pro forma LQA Recurring Revenue Net Leverage Ratio is less than or equal to 2.25x and (ii) in the case of an Incremental Facility incurred on or after a Pricing Grid Election, the pro forma Total Net Leverage Ratio is less than or equal to 7.00x and (y) otherwise, the Borrowers shall be in pro forma compliance with the Financial Covenants (as applicable) (regardless of whether the Financial Covenants are required to be tested at such time) in the Definitive Documentation (subject to a Limited Condition Acquisition provisions consistent with the Documentation Principles).

“Acquisition Consideration” shall mean cash purchase consideration for a Permitted Acquisition and all other assumed indebtedness for borrowed money (but excluding any related acquisition fees, costs and expenses incurred in connection with any Permitted Acquisition, and earn-outs), paid or incurred, as applicable, directly or indirectly, by a Borrower or any of its subsidiaries in exchange for, or as part of, or in connection with, a Permitted Acquisition; provided, that Acquisition Consideration shall not include (a) any consideration or payment paid by a Borrower or any of its subsidiaries (i) directly with the net cash proceeds of issuances of equity of Holdings to its shareholders and/or (ii) in the form of equity interests of Holdings (or any direct or indirect parent thereof), (b) cash and cash equivalents acquired by a Borrower or any of its subsidiaries as part of the applicable Permitted Acquisition and (c) cash and cash equivalents of any subsidiary of Holdings that is not a Guarantor actually used to finance the portion of the purchase consideration of such Permitted Acquisition.

“IP Acquisitions” shall be defined as the purchase of source code, intellectual property and other intangibles, whether or not representing a business line or all or substantially all of the business of a person (including, but not limited to, the acquisition of the capital stock of such person for the purpose of purchasing such source code, intellectual property and other intangibles of such Person), in each case, subject to terms and conditions substantially consistent with the Documentation Principles and otherwise to be mutually and reasonably agreed.

Certain Specified Exceptions to Negative Covenants:	The Definitive Documentation will contain exceptions to the covenants consistent with the Documentation Principles (it being understood that, on and after the occurrence of a Pricing Grid Election, all monetary baskets (consistent with the Documentation Principles or as otherwise mutually and reasonably agreed) will include basket builders based on a percentage to be mutually reasonably agreed of pro forma Consolidated Adjusted EBITDA of the Borrowers and their subsidiaries); provided, for the avoidance of doubt, with respect to the incurrence of debt, liens, and investments covenants, each such covenant shall permit classification and reclassification from time to time by the Borrowers among one or more available baskets within the same covenant, and each covenant shall permit reliance on one or more available exceptions and baskets of such covenant at the Borrowers’ option and if such exceptions and baskets includes a combination of fixed amounts (including any related builder or grower component) and amounts permitted under incurrence-based tests in concurrent transactions, a single transaction or a series of related transactions, any incurrence-based tests shall be calculated without giving effect to the utilization of such fixed amounts; provided that (x) debt, liens or investments may not be reclassified as restricted payments (including under the covenant for the payments on or repurchases of unsecured, subordinated and junior lien debt) and (y) usage of baskets for restricted payments (including under the covenant for the payments on or repurchases of unsecured, subordinated and junior lien debt) may not be reclassified;

including, without limitation:

(a) Restricted payment exceptions to include (i) after an IPO, a carve-out for the payment of a regular dividend up to the sum of (x) a percentage (to be mutually and reasonably agreed) per annum of the net proceeds received in any qualified public equity offering plus (y) an aggregate amount per annum not to exceed 5.0% of market capitalization (this clause (y), the “Market Capitalization Prong”), (ii) a general basket (x) prior to a Pricing Grid Election, not to exceed $15,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $15,000,000 and (y) 15.0% of pro forma Consolidated Adjusted EBITDA, less, in each case, amounts reallocated to the General Investments Basket (the “General RP Basket”) provided, that the use of such General RP Basket shall be subject to the absence of, prior to a Pricing Grid Election, any Specified Event of Default or financial covenant event of default, and, on and after a Pricing Grid Election, any Specified Event of Default, (iii) payment of management fees to the Sponsor, (iv) tax distributions (to be based on a formula to be reasonably mutually agreed in the Definitive Documentation) and dividends, (v) repurchases of management equity in an amount not to exceed an amount to be mutually reasonably agreed per calendar year, with unused amounts carried over to the next succeeding calendar year (with any amounts carried over being further carried over to the next succeeding calendar year if they are not used in such fiscal year), plus the proceeds of any key man life insurance policies received by a Borrower and its subsidiaries during such calendar year, plus other customary additions to this basket, (vi) payments to any parent entity to (a) pay operating, overhead, legal, accounting and other professional fees and expenses, (b) pay fees related to any investment or offering of securities of any parent entity, whether or not successful and (c) pay customary salary, bonus and other benefits on behalf of officers and employees of any parent entity, in each case to the extent related to the parent entity’s ownership of Holdings and its subsidiaries and in order to permit such parent entity to make such payments, (vii) any restricted payments required in connection with the Transactions, (viii) restricted payments made with qualified equity proceeds that do not increase the Available Amount Basket, (ix) restricted payments constituting any part of a Permitted Reorganization or IPO Reorganization Transaction, (x) restricted payments incidental to and made in connection with receivables and securitization facilities in an amount not to exceed an amount to be mutually reasonably agreed, (xi) on and after a Pricing Grid Election and subject to the absence of any event of default, unlimited restricted payments if the Total Net Leverage Ratio (calculated on a pro forma basis) would be less than or equal to 5.50x and (xii) any restricted payments with respect to options and restricted stock units of the Company that were issued and unvested on the Closing Date subject to a cap to be agreed consistent with the Sponsor Model.

(b) Restricted payments will also be permitted based on a building basket (the “Available Amount Basket”) of (i) (x) prior to a Pricing Grid Election, $35,000,000 and (y) on and after a Pricing Grid Election, the greater of (I) $35,000,000 and (y) 30.0% of pro forma Consolidated Adjusted EBITDA, plus (ii) retained Excess Cash Flow commencing with the first full fiscal year of the Borrowers ending after the Closing Date, plus (iii) 100% of aggregate net proceeds from issue or sale of qualified equity interests (other than a Specified Equity Contribution) of Holdings after the Closing Date to the extent contributed to the Borrowers as qualified equity, plus (iv) 100.0% of contributions to capital received after the Closing Date in cash or fair market value (as reasonably determined by the Borrowers and the Administrative Agent) of property plus (v) principal amount of indebtedness issued after the Closing Date converted to qualified equity, plus (vi) 100.0% of amounts received in cash and fair market value of property or other cash from sale or disposition of restricted investments made under the Available Amount Basket (to the extent not otherwise included in consolidated net income) (up to the amount of the original investment), plus (vii) Declined Proceeds; provided, use of the Available Amount Basket shall be subject to (1) the absence of any Specified Event of Default (except in connection with a Permitted Acquisition subject to customary “certain funds” provisions), except that in respect of restricted payments and restricted debt payments, prior to a Pricing Grid Election, the absence of any event of default, and, on and after a Pricing Grid Election, the absence of any Specified Event of Default or financial covenant event of default, and (2) in respect of restricted payments and restricted debt payments, (x) prior to a Pricing Grid Election, the pro forma LQA Recurring Revenue Net Leverage Ratio of less than or equal to 2.25x and (y) on and after a Pricing Grid Election, the pro forma Total Net Leverage Ratio of less than or equal to 6.50x.

(c) Permitted investment exceptions to include (i) a general basket for investments in an outstanding amount, (x) prior to a Pricing Grid Election, not to exceed $30,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $30,000,000 and (y) 30.0% of pro forma Consolidated Adjusted EBITDA, plus amounts reallocated from the General RP Basket and the General Debt Prepayment Basket (the “General Investments Basket”), (ii) investments in subsidiaries (which, (x) if in the form of indebtedness, will be subject to the Non-Loan Party Debt Cap and (y) if such investment is made by a Loan Party in a non-Loan Party subsidiary, shall be (1) subject to the absence of any Specified Event of Default and (2) in an amount (x) prior to a Pricing Grid Election, not to exceed $18,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $18,000,000 and (y) 18.0% of pro forma

Consolidated Adjusted EBITDA, plus the Available Amount Basket), (iii) loans and advances to officers, directors, employees and consultants in an outstanding amount not to exceed an amount to be mutually reasonably agreed, (iv) investments existing and scheduled (to the extent agreed to by the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed) on the Closing Date, (v) subject to the absence of any Specified Event of Default at the time of signing the definitive documentation with respect thereto, additional investments using the Available Amount Basket, (vi) Permitted Acquisitions, (vii) re-organizations and other activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral and the value of the Guarantees, taken as a whole, are not materially impaired (each, a “Permitted Reorganization”) and transactions taken in connection with and reasonably related to consummating an initial public offering, so long as, after giving effect thereto, the security interest of the Lenders in the Collateral and the value of the Guarantees, taken as a whole, are not materially impaired (an “IPO Reorganization Transaction”), (viii) the Transactions, (ix) any such investments funded with qualified equity proceeds that do not increase the Available Amount Basket or capital contributions paid in respect of equity of Holdings (or a direct or indirect parent company thereof) and contributed as equity to the Borrowers that do not increase the Available Amount Basket, (x) investments in joint ventures and other minority investments in an amount to be mutually reasonably agreed and (xi) on and after a Pricing Grid Election and subject to the absence of any Specified Event of Default, unlimited investments if the Total Net Leverage Ratio (calculated on a pro forma basis) would be less than or equal to 6.00x.

(d) Permitted indebtedness exceptions to include (i) a general basket for the incurrence of indebtedness in an outstanding amount (x) prior to a Pricing Grid Election, not to exceed $25,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $25,000,000 and (y) 25.0% of pro forma Consolidated Adjusted EBITDA, and (ii)(x) indebtedness assumed in connection with an acquisition if not incurred in contemplation thereof and (y) indebtedness incurred in connection with Permitted Acquisitions, so long as in the case of each of clause (ii)(x) and clause (ii)(y), after giving pro forma effect to the incurrence or assumption thereof, (I) in the case of indebtedness secured on a pari passu basis, (A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio is less than or equal to 2.25x, and (B) on and after a Pricing Grid Election, the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 6.50x, (II) in the case of indebtedness secured on a junior lien basis, (A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio is less than or equal to 2.25x, and (B) on and after a Pricing Grid Election, the Consolidated Senior Secured Net Leverage Ratio is less than or equal to 6.50x and (III) in the case of unsecured indebtedness, (A) prior to a Pricing Grid Election, the LQA Recurring Revenue Net Leverage Ratio is less than or equal to 2.25x, and (B) on and after a Pricing Grid Election, the Total Net Leverage Ratio is less than or equal to 7.00x; provided that, any such indebtedness in the form of loans that rank pari passu in right of payment and security with the Senior Secured Facilities shall be subject to the same MFN adjustment as is applicable for an Incremental Facility and to other customary conditions, provided that any such indebtedness incurred or assumed by non-Loan Party subsidiaries pursuant to clause (ii)(x) or clause (ii)(y) above shall be subject to a cap in an amount (x) prior to a Pricing Grid Election, not to exceed $25,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $25,000,000 and (y) 25.0% of pro forma Consolidated Adjusted EBITDA (the “Non-Loan Party Debt Cap”).

(e) Asset sales or other dispositions (i) in an unlimited amount subject to (a) a 75% minimum cash consideration requirement with customary exceptions, including, designation of up to an amount to be mutually reasonably agreed of total non-cash consideration and assumed liabilities treated as cash), (b) receiving fair market value (as determined by the Borrowers in good faith), (c) a requirement that the net cash proceeds of asset sales be applied in accordance with “Mandatory Prepayments” above and (d) immediately before and immediately after giving effect thereto, no Specified Event of Default has occurred and is continuing or would immediately thereafter result, (ii) of obsolete, worn out or surplus assets or assets no longer used or useful in the business, (iii) constituting asset swaps up to an amount to be agreed, (iv) of noncore assets acquired in connection with a Permitted Acquisition or other permitted investment, (v) constituting intercompany transfers (within a limit on transfers from Loan Parties to non-Loan Party subsidiaries in an amount to be mutually reasonably agreed) provided that (x) no Loan Party shall transfer intellectual property that is material to the business operations of a Borrowers and its subsidiaries (“Material IP”) to any non-Loan Party subsidiary, and (y) no Loan Party may become a non-Loan Party if such subsidiary owns any Material IP at the time of such designation, (vi) constituting certain sale leasebacks up to an amount to be mutually reasonably agreed, (vii) in the ordinary course of business and of immaterial assets, (viii) constituting any part of the Transactions, a Permitted Reorganization or IPO Reorganization Transaction, (ix) of receivables and related assets made in connection with permitted receivables and securitization facilities in an amount not to exceed an amount to be mutually reasonably agreed, (x) constituting licensing arrangements in the ordinary course of business, (xi) scheduled on the Closing Date as agreed to by the Borrowers and the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that the Planned Business Disposition is approved subject to (a) a 75% minimum cash consideration requirement and (b) the requirement to make mandatory prepayments pursuant to the proviso in clause (a) of the section titled “Mandatory Prepayment” above, (xii) dispositions of assets that are not Collateral not to exceed $20,000,000, and (xiii) a general dispositions basket in an amount to be mutually reasonably agreed.

(f) Prepayments or repurchase of debt that is unsecured or subordinated in right of payment or security (i) subject to the absence of, prior to a Pricing Grid Election, any Specified Event of Default or financial covenant event of default, and, on and after a Pricing Grid Election, any Specified Event of Default, in an amount (x) prior to a Pricing Grid Election, not to exceed $15,000,000 and (y) on and after a Pricing Grid Election, not to exceed the greater of (x) $15,000,000 and (y) 15.0% of pro forma Consolidated Adjusted EBITDA, less, in each case, amounts reallocated to the General Investments Basket (the “General Debt Prepayment Basket”), (ii) in cashless exchanges of unsecured notes and/or subordinated debt for indebtedness meeting permitted refinancing indebtedness conditions, (iii) subject to the requirements of clause (b) above, using the Available Amount Basket, and (iv) on and after a Pricing Grid Election and subject to the absence of any event of default, unlimited prepayments if the Total Net Leverage Ratio (calculated on a pro forma basis) would be less than or equal to 5.50x.

Events of Default:

Events of Default will apply to the Borrowers and their subsidiaries (and, to the extent consistent with the Documentation Principles, Holdings), will be subject to customary materiality levels and grace periods and other thresholds and qualifications to be mutually and reasonably agreed (in each case, consistent with the Documentation Principles) and will be limited to and consist of the following: nonpayment of principal, interest, fees or other amounts (subject to a grace period of five (5) business days for interest, fees and other amounts); any representation or warranty being incorrect in any material respect when made or confirmed (except that any representation or warranty that is already qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects), subject to a thirty (30) day cure period after notice by the Administrative Agent; failure to perform negative covenants and, subject to the right to make Specified Equity Contributions, the Financial Covenant; failure to perform or observe other covenants set forth in the Definitive Documentation, subject to a thirty (30) day cure period after notice by the Administrative Agent; cross event of default to other material indebtedness at threshold amounts to be agreed (after expiration of any applicable grace periods); bankruptcy and insolvency defaults of Holdings, the Borrowers and its material subsidiaries; material monetary judgments (subject, in each case, to customary grace periods and other thresholds and qualifications to be agreed and net of amounts covered by insurance and indemnities); actual or asserted, in writing, by any Obligor invalidity of any Definitive Documentation; change of control (with a pre- and post-IPO prong and no continuing director prong); impairment of a material part of the security interests or guarantees; and ERISA defaults.

The rights of the Administrative Agent and the Collateral Agent during an Event of Default shall be subject to Documentation Principles; provided that, notwithstanding the foregoing, the exercise of control over the voting securities of the Loan Parties and their Subsidiaries shall be subject to the delivery of two (2) business days’ prior written notice for any event of default other than a Specified Event of Default, financial reporting and financial covenant event of default, which notice could be contemporaneous.

Expenses and Indemnification:	The Borrowers will pay, in the event the Closing Date occurs, all reasonable and documented costs and out-of-pocket expenses associated with due diligence and the preparation, negotiation, administration, and closing of all loan documentation and any amendment or waiver with respect thereto, including, without limitation, the legal fees (limited to the legal fees of one primary outside counsel (as selected by the Administrative Agent) for all Indemnified Parties taken as a whole and, if necessary, one local counsel for all Indemnified Parties taken as a whole in each material relevant jurisdiction and, in the case of an actual or perceived conflict of interest, one conflicts counsel to all affected Indemnified Parties, taken as a whole) and third party advisors to the Agents and the Lead Arrangers. The Borrowers will also pay the reasonable and documented out-of-pocket expenses of the Agents and each Lender in connection with the enforcement of the Definitive Documentation (limited to the legal fees of one primary counsel (as selected by the Administrative Agent) for the Agents and the Lenders, collectively, and, if necessary, one local counsel for the Agents and the Lenders, collectively, in each material relevant jurisdiction). The Borrowers will indemnify the Agents and each Lender (and, in each case, their affiliates and their respective officers, directors, employees, advisors and agents) (each an “Indemnified Party”) on customary terms, consistent with the Documentation Principles. Notwithstanding any of the foregoing, the Borrowers will not be liable for any cost, expense or liability to the extent determined in the final judgment of a court of competent jurisdiction to (x) have resulted from bad faith, fraud, gross negligence or willful misconduct of such Indemnified Party or any of such Indemnified Party’s subsidiaries or the respective officers, directors, employees or controlling persons of such Indemnified Party or any of such Indemnified Party’s subsidiaries as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) the material breach of such Indemnified Party of its obligations under the Definitive Documentation which is not made by such Indemnified Party in response to a material breach of any Loan Party of its respective obligations under Definitive Documentation as determined by a court of competent jurisdiction in a final non-appealable judgment or (z) disputes arising solely among Indemnified Parties for actions by one or more Indemnified Party which is outside of the scope of any such Indemnified Party’s capacity as an Agent and that do not involve any act or omission by Holdings, the Borrowers or their respective affiliates.

Assignments and Participations:	Each Lender may assign all or a portion of its loans and commitments under the Senior Secured Facilities or sell participations therein to another person or persons subject to limitations, if any, established by the Administrative Agent and subject to the approval of the Borrowers set forth below. Assignments shall be equal to an aggregate principal amount of at least $500,000 and in multiples of $250,000 in excess thereof. So long as no Specified Event of Default exists, the Borrowers shall have the right to approve (which approval shall not be unreasonably withheld or delayed and, shall be deemed to be given if the Borrowers have not responded within ten (10) business days of a request for such consent) any assignee; provided, that no such approval shall be required for an assignment to (a) a Lender, or (b) an affiliate or related fund of a Lender.

The Definitive Documentation shall provide that (a) Term Loans may be purchased and assigned to the Sponsor or any Non-Debt Fund Affiliates (as defined below) on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided, that (a) no Specified Event of Default has occurred and is continuing at the time of such purchase, (b) Term Loans owned or held by the Sponsor or any Non-Debt Fund Affiliate shall be excluded in the determination of any Required Lender vote, (c) Term Loans (and any Incremental Term Loans) owned by the Sponsor (together with its Non-Debt Fund Affiliates ) shall not, in the aggregate, exceed 25.0% of the Term Loan Facility (including for these purposes, any Incremental Term Loans), (d) the Sponsor and any Non-Debt Fund Affiliates shall not be permitted to attend any “lender only” conference calls or meetings or receive any related “lender only” information or bring any claims against any Agent in its capacity as a “Lender”, and (e) none of the Sponsor, any Non-Debt Fund Affiliates or any of their affiliates shall be required to make any representation that it is not in possession of material non-public information with respect to Holdings, its subsidiaries or their respective securities (provided, that they shall identify themselves as affiliates of the Sponsor or a Non-Debt Fund Affiliate).

In addition, the Definitive Documentation shall provide that the Term Loans may be purchased by and assigned to any Debt Fund Affiliate (as defined below) on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures open to all Lenders on a pro rata basis in accordance with customary procedures; provided, that for any Required Lender vote, Debt Fund Affiliates may not, in the aggregate, account for more than 49.9% of the amounts included in determining whether the Required Lenders have consented to any amendment or waiver.

As used herein:

“Non-Debt Fund Affiliate” means any affiliate of Holdings other than (i) Holdings or any subsidiary of Holdings, (ii) any Debt Fund Affiliate and (iii) any natural person.

“Debt Fund Affiliate” means any affiliate of the Sponsor (other than Holdings or any subsidiary of Holdings) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds or similar extensions of credit in the ordinary course and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, their duties to the Sponsor.

None of Holdings, the Borrowers, the Sponsor or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrowers or their subsidiaries or their respective securities in connection with such purchase or assignment. The Definitive Documentation shall contain customary provisions for replacing defaulting Lenders, “impacted Lenders” (to be mutually defined) and non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least a majority of the aggregate principal amount of the Loans shall have consented thereto.

Holdings and its subsidiaries will be permitted to purchase loans made under the Term Loan Facility from the lenders pursuant to Dutch auction or similar procedures to be mutually reasonably agreed, so long as all purchased debt is automatically extinguished upon purchase thereof and, in addition, subject to (i) no Specified Event of Default, (ii) compliance with restricted payments and investments negative covenants and (iii) no proceeds of the Revolving Credit Facility being used to make such purchases. None of Holdings, the Borrowers or any of their respective affiliates shall be required to make any representation that it is not in possession of material nonpublic information with respect to Holdings, the Borrowers or their subsidiaries or their respective securities in connection with such purchase of loans.

The Definitive Documentation shall permit (but not require) the Sponsor or any of its Debt Fund Affiliates or Non-Debt Fund Affiliates to contribute any Term Loans acquired to Holdings or any of its subsidiaries for purposes of cancelling such debt, which may include contribution (with the consent of the Borrowers) to the Borrowers (whether through any of its direct or indirect parent entities or otherwise) in exchange for equity securities of such parent entity or the Borrowers that are otherwise permitted to be issued by such entity or the Borrowers at such time.

For the avoidance of doubt, each Lender shall be permitted to grant a security interest in all or any portion of its rights under the Definitive Documentation (including, but not limited to, the Senior Secured Facilities) (without the consent of, or notice to, or any other action by, any other party hereto) to secure the obligations of such Lender or any of its affiliates to any person or entity providing any loan, letter of credit or other extension of credit to or for the account of such Lender or any of its affiliates and any agent, trustee or representative of such person or entity. Notwithstanding anything to the contrary, no Lender shall enter into any agreement with any participant that will grant such participant greater voting rights than those provided in the Definitive Documentation.

Yield Protection and Increased Costs; Voting Matters:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Without limiting anything else set forth herein, including, but not limited to, the definition of Required Lenders and the provisions above regarding Debt Fund Affiliates or Non-Debt Fund Affiliates, the Definitive Documentation shall contain customary voting provisions, including, without limitation, the provision for class voting in certain instances on customary terms.

Notwithstanding the foregoing, the voting provisions shall provide that, in addition to Required Lenders,

(i) at least two unaffiliated lenders (that are not Debt Fund Affiliates or Non-Debt Fund Affiliates) shall be required to approve any consent, waiver, amendment or other modification relating to the Incremental Facility or any negative covenant; and

(ii) at least two unaffiliated revolving lenders (that are not Debt Fund Affiliates or Non-Debt Fund Affiliates) shall be required to approve any consent, waiver, amendment or other modification relating to conditions precedent for credit extensions under the revolving facility or the financial covenant (including related financial definitions and equity cure provisions).

Governing Law and Forum:	The laws of the State of New York.

Special Counsel to Agents and Lead Arrangers:	Latham & Watkins LLP.

ANNEX I to EXHIBIT B

Definition of Consolidated Adjusted EBITDA

“Consolidated Adjusted EBITDA” shall mean, for any period, for Parent and its subsidiaries on a consolidated basis, an amount equal to:

(1) Consolidated Net Income for such period, plus

(a) without duplication, the following to the extent deducted in calculating such Consolidated Net Income (other than with respect to (i)(A)(1), (xxi) and (xxiii) below):

(i) (A) any purchase accounting adjustments and restructuring and other non-recurring items and expenses (including, without limitation, with respect to recruiting, retention, severance and relocating of employees) incurred in connection with any Permitted Acquisition or any IP Acquisition (including any debt or equity issuance in connection therewith) to the extent incurred within twenty-four (24) months after the Closing Date or the applicable transaction date, including, without limitation, (1) any deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period and (2) any expenses and payments required to be reimbursed or paid during such period pursuant to indemnification agreements or purchase price adjustment provisions, tax planning expense and out-of-pocket expenses relating to work on the opening balance sheet (including costs of consultants, accountants and appraisals) in connection with the Transactions, any Permitted Acquisition or IP Acquisition, (B) any non-recurring items or expenses incurred in connection with a Disposition that is not made in the ordinary course and is otherwise permitted hereunder, (C) charges arising out of restructuring (including implementation of new systems upgrade in an aggregate amount not to exceed $10,000,000 for any period) and severance of employees not related to the Acquisition, any Permitted Acquisition or any IP Acquisition in each case, as determined in good faith and certified by the Chief Financial Officer of the Borrowers and (D) any purchase accounting adjustments and restructuring and other non-recurring items and expenses (including, without limitation, with respect to recruiting, retention, severance and relocation of employees) incurred in connection with the Transactions, to the extent incurred within twenty-four (24) months after the Closing Date, and charges arising out of implementation of new systems, to the extent incurred within twenty-four (24) months after the Closing Date;

(ii) Consolidated Interest Expense for such period;

(iii) federal, state and local income tax expense, and foreign franchise tax, withholding tax and like income tax paid or accrued by the Borrowers and each of their respective subsidiaries for such period and any payments to a parent company of Parent in respect to taxes permitted to be made hereunder;

(iv) depreciation and amortization expense;

(v) other than any items included pursuant to clause (xxvii) below, all non-cash charges in connection with the granting of, or accretion on, options, warrants or other equity interests (including any repricing, amendment, modification, substitution or change of any stock, stock option, stock appreciation rights or similar arrangements);

(vi) other non-recurring expenses of Parent and its subsidiaries and non-cash compensation expense which, in each case, do not represent a cash item in such period or any future period, and any other non-cash charges (other than the write-down of current assets);

(vii) the aggregate amount of all other non-cash losses (including (i) purchase accounting adjustments under ASC 805 and (ii) deferred revenue which would reasonably have been included in determining Consolidated Net Income for such period, but for the application of purchase accounting rules) otherwise reducing Consolidated Net Income (other than with respect to the preceding clause (ii)) and excluding any such non-cash items, write-downs, expenses, or losses that are reasonably expected to result in, or require pursuant to GAAP, an accrual of a reserve for cash charge, costs and/or expenses in any future period, and cash charges resulting from the application of ASC 805 (including with respect to Earn-Outs incurred by Parent, the Borrowers or any of its subsidiaries in connection with any Permitted Acquisition or IP Acquisition, or the Existing Earn-Outs);

(viii) fees, costs, accruals, payments, charges and expenses (including rationalization, legal, tax, structuring and other costs and expenses and increases in expenses due to purchase accounting associated with the Transactions) incurred in connection with the Transactions, a Qualifying IPO, any permitted Disposition, any acquisition (including any Permitted Acquisition (including, without limitation, fees, costs and expenses incurred with respect to any shareholder litigation in connection with such Permitted Acquisition (but only to the extent such Permitted Acquisition involves the acquisition of a public company) and any settlement relating thereto) or any IP Acquisition), or any Investment;

(ix) any expenses for such period that are reimbursed during such period (or are reasonably expected to be so reimbursed within 120 days of the end of such period to the extent not accrued) by third parties (other than Parent or any of its subsidiaries);

(x) fees, costs and expenses in connection with any actual or proposed restructuring, recapitalization or issuance, repayment (including breakage fees and any unamortized fees, costs and expenses paid in cash in connection with such repayment), amendment, negotiation, modification, restatement, waiver, forbearance or other transaction cost related to Indebtedness (including any refinancing of such Indebtedness) or the issuance of Capital Stock, or non-ordinary course permitted Investments, in each case, whether or not consummated or successful;

(xi) (A) management fees and expenses and other transaction fees and expenses accrued, or to the extent not accrued in any prior period, paid to Sponsor or its Controlled Affiliates by the Borrowers and/or their subsidiaries pursuant to the Advisory Services Agreement, and (B) directors fees and expenses accrued, or to the extent not accrued in any prior period, paid to the directors during such period by the Borrowers and each of their respective subsidiaries;

(xii) fees, costs and expenses (including, without limitation, any taxes paid in connection therewith) incurred with respect to (A) the delisting of the target of a Permitted Acquisition as a public company and (B) the compliance by the target of such Permitted Acquisition with public company listing requirements;

(xiii) fees, costs and expenses in connection with any contemplated acquisitions which would reasonably be expected to satisfy the requirements of the defined term “Qualifying IPO”, “Permitted Acquisition” or “IP Acquisition”, whether or not consummated;

(xiv) (A) fees, costs and expenses related to this Agreement and the other Credit Documents and any amendments, restatements, supplements or modifications thereof and paid or reimbursed to the Agents, any of the Lenders or any third parties paid or engaged by the Agents or any of the Lenders or paid or reimbursed to third parties that are paid or engaged by any of the Credit Parties and (B) one-time fees, costs and expenses related to Hedging Agreements entered into with respect to interest payable under this Agreement with respect to the Loans;

(xv) any charges, expenses or losses directly related to litigation not to exceed an amount and grower basket to be mutually reasonably agreed in the aggregate for such period;

(xvi) losses, charges and expenses attributable to (x) asset sales or other dispositions or the repurchase, redemption, sale or disposition of any equity interests of any Person other than in the ordinary course of business and (y) repurchases or redemptions of any equity interests of Parent (or a direct or indirect parent company thereof) from existing or former directors, officers or employees of Parent, the Borrowers or any subsidiary, their estates, beneficiaries under their estates, transferees, spouses or former spouses;

(xvii) charges arising out of restructuring or severance of employees or management in connection with the Acquisition, a Permitted Acquisition or an IP Acquisition, as certified to by the Chief Financial Officer of the Borrowers and reasonably acceptable to the Administrative Agent;

(xviii) any purchase accounting adjustments in connection with the Acquisition, any Permitted Acquisition or any IP Acquisition;

(xix) fees, costs and expenses relating to the underfunding of employee benefit plans (including without limitation, one-time costs to cure any existing underfunding, contributions relating to the exercise of equity option proceeds and payment of payroll and other employer taxes relating thereto);

(xx) fees, costs and expenses for director and officer liability expenses in connection with the Acquisition to the extent funded with the proceeds of Qualified Capital Stock;

(xxi) the aggregate amount of expenses or losses incurred by the Borrowers or any subsidiary relating to business interruption to the extent covered by insurance and (x) actually reimbursed or otherwise paid to the Borrowers or such subsidiary or (y) so long as such amount for any calculation period is reasonably expected to be received by the Borrowers or such subsidiary in a subsequent calculation period and within one (1) year after the date of the underlying loss (provided that (A) if not so reimbursed or received by the Borrowers or such subsidiary within such one (1)-year period, such expenses or losses shall be subtracted in the subsequent calculation period or (B) if reimbursed or received by the Borrowers or such subsidiary in a subsequent period, such amount shall not be permitted to be added back in determining Consolidated Adjusted EBITDA for such subsequent period);

(xxii) non-cash exchange, translation or performance losses relating to foreign currency hedging transactions or currency fluctuations that are not entered into for speculative purposes in such period;

(xxiii) an amount equal to any positive change (or negative change, which negative change shall constitute a deduction to Consolidated Adjusted EBITDA) in deferred revenue between the balance as of the day before the first day of the Test Period and the balance as of the last day of the Test Period (provided, that such deferred revenue shall be calculated without giving effect to the impact of purchasing accounting and shall be calculated giving effect to any Permitted Acquisition and IP Acquisition consummated during such period);

(xxiv) (I) the amount of expected cost savings, operating expense reductions, other operating improvements, initiatives and synergies related to any Pro Forma Event, which are either (v) prior to a Pricing Grid Election, specified in the sponsor model (provided to the Agent and Lenders on December 5, 2019) (the “Sponsor Model”), and on or after a Pricing Grid Election, of a type set forth in the Sponsor Model, (w) are projected by the Borrowers in good faith to result from actions with respect to which substantial steps have been, will be, or are reasonably expected to be, taken within twenty-four (24) months after (1) with respect to the Transactions, the Closing Date, or (2) with respect to Pro Forma Events (other than the Transactions), such transaction or initiative has been initiated, (x) with respect to the Transactions, recommended (in reasonable detail) by the due diligence quality of earnings report conducted by the financial advisors retained by the Borrowers and delivered to the Arrangers prior to December 1, 2019 (for the avoidance of doubt, in the case of addbacks that are also set forth in the Sponsor Model, adjustments should be made pursuant to and consistent with the Sponsor Model), (y) with respect to Pro Forma Events (other than the Transactions), recommended (in reasonable detail) by any due diligence quality of earnings report made available to the Administrative Agent conducted by financial advisors (which financial advisors are nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable)) and retained by a Loan Party, including those following a Pricing Grid Election of a type set forth in such due diligence quality of earnings report, or (z) determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); which, in each case, shall be added to Consolidated EBITDA as so projected until fully realized and calculated on a Pro Forma Basis; and (II) costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions, other operating improvements and initiatives (including, without limitation, costs related to the closure or consolidation of facilities, consulting and other professional fees and signing costs) (without duplication of amounts in clause (xxiv)(I) above)); provided, that the aggregate amount added back to Consolidated Adjusted EBITDA pursuant to sub-clause (I)(w) of this clause (xxiv) for any period, shall not exceed 30% of Consolidated Adjusted EBITDA for such period (calculated without giving effect to the aforementioned addbacks);

(xxv) payments of deferred incentive payments in connection with the Transactions, if any;

(xxvi) any unusual, infrequent or non-recurring charges, expenses or losses, for such period;

(xxvii) (A) non-cash costs and expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, in each case, of Parent, the Borrowers or any subsidiary for such period and (B) any cash costs or expenses relating to any equity-based compensation or equity-based incentive plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement in each case, of Holdings, the Borrowers or any subsidiary for such period, to the extent that such costs or expenses are funded with Net Cash Proceeds from the issuance of equity interests of, or a contribution to the capital of, Holdings as cash common equity and/or Qualified Capital Stock and which are in turn contributed to the Borrowers as cash common equity (other than to the extent constituting a Cure Amount);

(xxviii) charges or expenses or fees associated with the implementation of Accounting Standards Codification 606;

(xxix) expenses during such period in connection with earn-out obligations and contingent acquisition consideration or deferred payments incurred in connection with any Permitted Acquisition, IP Acquisition or other Investment and paid or accrued during the applicable period (including to the extent the amount payable or paid in respect of such earnout, consideration or other deferred payments exceeds the liability booked by the applicable Person therefor);

(xxx) losses from discontinued operations;

(xxxi) net realized and unrealized losses from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Accounting Standard Codification Topic 815 (“Topic 815”) and related pronouncements;

(xxxii) any net loss included in the Consolidated Net Income attributable to non-controlling interests pursuant to the application of Accounting Standards Codification Topic 810-10-45 (“Topic 810”); and minus

(b) without duplication, the following to the extent included in calculating such Consolidated Net Income:

(i) federal, state, local and foreign income tax credits of the Borrowers and each of their respective subsidiaries for such period;

(ii) all non-recurring non-cash items increasing Consolidated Net Income for such period;

(iii) earnings attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to the Borrowers and each of their respective subsidiaries;

(iv) non-cash gains resulting from the application of Accounting Standards Codification 805, 350 or 360 and cash gains with respect to Earn-Outs resulting from the application of Accounting Standards Codification 805;

(v) interest income;

(vi) (A) any expenses not so reimbursed by third parties within the 120 day period set forth in clause (a)(ix) of this definition and (B) any reimbursements which are made by third parties within the 120 day period set forth in clause (a)(ix) to the extent added back to Consolidated Net Income in the prior period;

(vii) non-cash exchange, translation or performance gains relating to foreign currency hedging transactions or currency fluctuations that are not entered into for speculative purposes in such period;

(viii) any business interruption insurance proceeds not so received within the 60 day period set forth in clause (A)(xxi) of this definition;

(ix) net realized and unrealized gains from hedging agreements or embedded derivatives that require similar accounting treatment and the application of Topic 815 and related pronouncements; and

(x) any net income included in Consolidated Net Income attributable to non-controlling interests pursuant to the application of Topic 810 (other than to the extent of any actual cash distributions or dividends received by Holdings, the Borrowers or any subsidiary and attributable to such non-controlling interests);

(2) minus, without duplication, software development costs and sales commission expenses, in each case, to the extent capitalized;

provided, that, solely for purposes of calculating the Total Net Leverage Ratio, compliance with the Financial Covenant and any incurrence basket in reliance on Consolidated Adjusted EBITDA (including, but not limited to, baskets with respect to Indebtedness, Investments, Dispositions, Restricted Payments, Liens, Incremental Facilities, Permitted Acquisitions (including, for this purpose, the Acquisition) or IP Acquisitions), if any Pro Forma Event has occurred during any period of four (4) consecutive fiscal quarters ending on any date during a relevant period for which Consolidated Adjusted EBITDA is to be calculated, then Consolidated Adjusted EBITDA for such period (which, for the avoidance of doubt, does not apply to the calculation of Consolidated Adjusted EBITDA for purposes of calculating Consolidated Excess Cash Flow) shall be calculated on a Pro Forma Basis; provided, further, that, subject to an increase pursuant to the immediately preceding proviso, Consolidated Adjusted EBITDA for the each of the four fiscal quarters ending prior to the Closing Date shall be a deemed amount that is mutually and reasonably agreed in the Definitive Documentation.

“Pro Forma Event” means, (a) the Transactions, (b) any increase in Commitments pursuant to an Incremental Facility, (c) any Permitted Acquisition or similar Investment that is otherwise permitted by this Agreement, (d) any IP Acquisition, (e) any permitted Disposition in an amount in excess of an amount to be agreed, either individually or in the aggregate over such period, (f) any disposition of all or substantially all of the assets or all the equity interests of any subsidiary of the Borrowers (or any business unit, line of business or division of Holdings or any of the subsidiaries of the Borrowers for which financial statements are available) not prohibited by this Agreement, (g) discontinued divisions or lines of business or operations, (h) any restructuring, operating improvement or expense reduction initiative, cost savings initiative or similar transactions or initiative reasonably elected to be taken or (i) any other similar events occurring or transactions consummated during the period (including any Indebtedness incurred, repaid or assumed in connection with such Permitted Acquisition, IP Acquisition, Investment permitted hereunder or Disposition, assuming such Indebtedness bears interest during any portion of the applicable period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

EXHIBIT C

Project Ivory

Summary of Conditions

Subject in all respect to the Certain Funds Provisions, the availability of the Senior Secured Facilities shall be subject solely to the satisfaction or waiver by the Lead Arrangers of the following conditions. Capitalized terms used but not defined in this Exhibit C shall have the respective meanings set forth in the Commitment Letter to which this Exhibit C is attached, including any other exhibits or attachments thereto. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

(a)	Since the date of the Acquisition Agreement, there shall not have occurred any Company Material Adverse Effect (as defined in the Acquisition Agreement).

(b)

Substantially concurrently with the funding of the initial borrowings under the Senior Secured Facilities, the Acquisition (including the Offer and the Merger) shall have been consummated in accordance with the terms of the Acquisition Agreement in all material respects (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the approval of the Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed); it being understood and agreed that (a) any decrease in the purchase price shall not be materially adverse to the Lenders so long as any such decrease is equal to or less than 10% of the total purchase price and is applied ratably to reduce the Sponsor Equity Investment and to reduce the aggregate amount of the Term Loan Facility, (b) any increase in the purchase price shall not be materially adverse to the Lenders so long as such increase is funded by the Sponsor Equity Investment, (c) any waivers, modifications or amendments, requests or approvals to, or in respect of, or consents under, the definition of Company Material Adverse Effect shall be deemed materially adverse to the interests of the Lenders and (d) any modification of the definition of “Minimum Condition” (as defined in Annex I to the Acquisition Agreement as in effect on the date hereof) shall be deemed materially adverse to the interests of the Lenders.

(c)

The Administrative Agent shall have received a certificate of a financial officer of the Borrowers (in form and scope substantially similar to the solvency certificate attached hereto as Annex I to this Exhibit C).

(d)

The Initial Lenders shall have received (a) audited consolidated financial statements of the Company for the two most recently completed fiscal years ended at least ninety (90) days before the Closing Date, (b) the unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows of the Company for each subsequent fiscal quarter (other than the fourth fiscal quarter) ended at least forty-five (45) days before the Closing Date and (c) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least forty-five (45) days before the Closing Date (or to the extent that the last fiscal quarter of such most recently completed four fiscal quarter period is the fourth fiscal quarter of the Company, ended at least ninety (90) days before the Closing Date), prepared after giving effect to the Transaction as if the Transaction has occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) (collectively, the “Required Financials”); provided, that it is understood and agreed that the Lead Arrangers have previously received (x) audited financial statements of the Company for the fiscal years ended December 31, 2018 and December 31, 2017 and (y) unaudited consolidated balance sheets and related unaudited statements of income and cash flows related to the Company and its subsidiaries for fiscal quarters ended March 31, 2019, June 30, 2019 and September 30, 2019.

(e)

The Acquisition Agreement Representations and the Specified Representations shall be true and correct in all material respects as of the Closing Date (without duplication of materiality qualifiers); provided, that to the extent any of the Specified Representations are qualified by or subject to a “material adverse effect”, “material adverse change” or similar term or qualification, the definition thereof shall be the definition of “Company Material Adverse Effect” for purposes of any such representations and warranties made or deemed made on, or as of the Closing Date (or any date prior thereto).

(f)

So long as requested at least ten (10) days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least three (3) days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act. If a Borrower qualifies as a “legal entity” customer under 31 C.F.R. § 1010.230 and the Administrative Agent has provided such Borrower the name of each requesting Lender and its electronic delivery requirements at least ten (10) business days prior to the Closing Date, the Administrative Agent and each such Lender requesting a Beneficial Ownership Certification (which request is made through the Administrative Agent) will have received, at least three (3) business days prior to the Closing Date, the Beneficial Ownership Certification in relation to such Borrower.

(g)

Concurrently with the initial funding under the Senior Secured Facilities, payment of all fees and out-of-pocket expenses required to be paid pursuant to the Commitment Letter or the Fee Letter and which are due and payable to the Commitment Party, Agents and Lenders on the Closing Date to the extent invoices have been received by Borrowers at least three (3) business days prior to the Closing Date.

(h)

The Sponsor Equity Investment shall have occurred or, substantially concurrently with the initial borrowing under the Senior Secured Facilities, shall occur in an amount not less than the Capitalization Amount in accordance with clause (b) of the Transaction Description.

(i)	The Agents shall have received executed legal opinions customary for transactions of this type from counsel to the Obligors.

(j)

Receipt of evidence reasonably satisfactory to the Administrative Agent that all existing indebtedness of the Obligors (other than indebtedness permitted to remain outstanding under the Senior Secured Facilities), including without limitation, under the Existing Credit Agreement shall have been (or concurrently with the initial funding of the Senior Secured Facilities will be) repaid in full and all commitments to lend or make other extensions of credit thereunder have been (or concurrently with the initial funding of the Senior Secured Facilities will be) terminated and all liens securing such indebtedness or other obligations thereunder have been (or concurrently with the initial funding of the Senior Secured Facilities will be) released and/or terminated (other than customary liens permitted to be outstanding under the Definitive Documentation) (or signed pay-off letters with respect to such third party debt, and releases with respect to any liens securing such debt, will be placed in escrow and released upon the simultaneous closing of the Acquisition Agreement (or such other arrangements related to the release of such liens that are reasonably satisfactory to the Administrative Agent) will be implemented); provided, that notwithstanding the foregoing, certain lien filings, if any, in the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable, on intellectual property owned by the Company and its subsidiaries relating to the Existing Credit Agreement (the “Specified Lien Filings”) shall not be required to be removed on or prior to the Closing Date, and the Borrowers shall have seven (7) business days following the Closing Date (or such longer period as may be agreed by Administrative Agent in its reasonable discretion) to file (or to have filed) the appropriate documents to cause the Specified Lien Filings to be removed.

(k)

The Administrative Agent shall have received evidence reasonably satisfactory to it that Holdings, the Borrowers and its subsidiaries have a minimum of $120,000,000 of cash and cash equivalents on the balance sheet as of the Closing Date.

(l)

Subject to the Certain Funds Provisions, the preparation, execution and delivery of the Definitive Documentation shall be mutually reasonably acceptable to the Borrowers and the Lead Arrangers in accordance with the Documentation Principles, incorporating substantially the terms and conditions as outlined herein and the delivery of other customary closing documents.

ANNEX I to EXHIBIT C

[Form of] Solvency Certificate

[__________], [____]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section [__] of the Credit Agreement, dated as of the date hereof, by and among [•], LLC, a [•] (“Holdings”), [•], a [•] (“Merger Sub” and immediately prior to the Acquisition, “Borrower”) and [•], a [•] (the “Company” and, immediately after giving effect to the Acquisition and the merger of Merger Sub with and into the Company, the “Borrower”), and [•], as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

I, [_______], solely in my capacity as the [Chief Financial Officer] [Chief Executive Officer] [Senior Vice President] of Holdings, do hereby certify, as of the date hereof, on behalf of Holdings and not in an individual capacity, that immediately after giving effect to the consummation of the Transactions contemplated by the Credit Agreement:

1. The sum of the debt (including contingent liabilities) of Holdings and its subsidiaries, on a consolidated basis, does not exceed the fair saleable value (measured on a going concern basis) of the present assets of Holdings and its subsidiaries, on a consolidated basis.

2. The present fair saleable value (measured on a going concern basis) of the assets of Holdings and its subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business.

3. The capital of Holdings and its subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof.

4. Holdings and its subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations, beyond their ability to pay such debts as they become due in the ordinary course (whether at maturity or otherwise).

5. For purposes of this Certificate, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing as of the date hereof, represents the amount that can reasonably be expected to become an actual or matured liability.

6. The undersigned is familiar with the business and financial position of Holdings and its subsidiaries (on a consolidated basis) including the transactions contemplated by the Credit Agreement. In reaching the conclusions set forth in this Certificate, I have made (or caused to be made) such investigations and inquiries as I have deemed appropriate, having taken into account the nature of the particular business anticipated to be conducted by Holdings and its subsidiaries after the consummation of the Transactions contemplated by the Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

[•]

By:
Name: [__________]
Title: [Chief Financial Officer] [Chief Executive Officer] [Senior Vice President]

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